Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) is the type that DARIOHEALTH CORP. treats as private or confidential. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

CREDIT AGREEMENT

dated as of June 9, 2022

by and between

DARIOHEALTH CORP.,

as the Borrower,

and

ORBIMED ROYALTY AND CREDIT OPPORTUNITIES III, LP,

as the Lender

TABLE OF CONTENTS

SECTION 10.7 Headings	74

SCHEDULES:

Schedule 6.7(a)	Litigation

Schedule 6.8	Existing Subsidiaries

Schedule 6.15(a)	Intellectual Property

Schedule 6.15(e)	Infringement Notices

Schedule 6.16	Material Agreements

Schedule 6.22	Deposit and Disbursement Accounts

Schedule 8.2(b)	Indebtedness to be Paid

Schedule 8.2(c)	Existing Indebtedness

Schedule 8.3(c)	Existing Liens

Schedule 8.5(a)	Investments

Schedule 10.2	Notice Information

EXHIBITS:

Exhibit A - Form of Promissory Note
Exhibit B - Form of Loan Request
Exhibit C - Form of Compliance Certificate
Exhibit D - Form of Guarantee
Exhibit E - Form of Security Agreement

Exhibit F - Form of Warrant

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of June 9, 2022 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and between DARIOHEALTH CORP., a Delaware corporation (the “Borrower”) and ORBIMED ROYALTY & CREDIT OPPORTUNITIES III, LP, a Delaware limited partnership (together with its Affiliates, successors, transferees and assignees, the “Lender”). The Borrower and the Lender are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender provide a senior term loan facility to the Borrower in an aggregate principal amount of $50,000,000 (with $25,000,000 available on the Closing Date and $25,000,000 available on or prior to June 30, 2023, subject to the terms and conditions set forth herein); and

WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitment and make the Loans to the Borrower;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Administration Fee” is defined in Section 3.11.

“Affiliate” of any Person means any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. “Control” (and its correlatives) by any Person means (a) the power of such Person, directly or indirectly, (i) to vote 10% or more of the Voting Securities (determined on a fully diluted basis) of another Person, or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise) or (b) ownership by such Person of 10% or more of the Capital Securities of another Person.

“Agreement” is defined in the preamble.

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all (a) proprietary algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, and (b) proprietary embodied AI and related hardware or equipment.

“Amortization Payment Date” is defined in Section 3.2.

“Applicable Margin” means 9.50%.

“Authorized Officer” means, relative to the Borrower or any of the Subsidiaries, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Lender pursuant to Section 5.2.

“B2B2C Product Segment” means products and services provided to health plans, employers, provider groups and strategic partnerships.

“B2B2C Revenue Base” means, with respect to any period, the Net Revenues for such period that are attributable to the B2B2C Product Segment and arise from recurring fee arrangements, but including, in any event, revenue under the Sanofi Agreement.

“Benefit Plan” means any employee benefit plan, as defined in section 3(3) of ERISA, that either: (i) is a “multiemployer plan,” as defined in section 3(37) of ERISA, (ii) is subject to section 412 of the Code, section 302 of ERISA or Title IV of ERISA, (iii) has assets that are invested in Capital Securities of the Borrower or any Subsidiaries or any of their respective ERISA Affiliates, (iv) provides welfare benefits to terminated employees, other than to the extent required by section 4980B(f) of the Code and the corresponding provisions of ERISA or similar law; (v) provides medical insurance, dental insurance, vision insurance, life insurance or long-term disability benefits and is not fully insured by a third-party insurance company, or (vi) provides benefits to employees whose primary place of employment is outside the United States (other than a plan sponsored by a governmental entity to which the employer’s only obligation is to make legally required contributions).

“Borrower” is defined in the preamble.

“Business Associate” has the same meaning as the term “business associate” in 45 C.F.R. § 160.103.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Capital Securities” means, with respect to any Person, all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), of such Person’s capital stock, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such capital stock, in each case whether now outstanding or issued after the Closing Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as finance leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Equivalent Investment” means, at any time:

(a)               any direct obligation of (or unconditionally guaranteed by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after such time;

(b)               commercial paper maturing not more than one year from the date of issue, which is issued by a corporation (other than an Affiliate of the Borrower or any of its Subsidiaries) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s; or

(c)               any certificate of deposit, demand or time deposit or bankers acceptance, maturing not more than 180 days after its date of issuance, which is issued by or placed with any bank or trust company organized under the laws of the United States (or any state thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000; or

(d)               investments in money market mutual funds at least 95% of the assets of which are comprised of securities of the types described in clauses (a) through (c) of this definition.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries.

“Change in Control” means and shall be deemed to have occurred if (i) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act) shall own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 35% of the Voting Securities of the Borrower; (ii) a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of the Borrower shall at any time be occupied by persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated, or (iii) the Borrower shall cease to own, directly or indirectly through other wholly-owned Subsidiaries, beneficially and of record, 100% of the issued and outstanding Capital Securities of the Borrower’s Subsidiaries (except as otherwise permitted by Section 8.7).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Closing Date Certificate” means a closing date certificate executed and delivered by an Authorized Officer of the Borrower in form and substance satisfactory to the Lender.

“CMS” means the U.S. Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the Security Agreement.

“Commitment” means the Lender’s obligation (if any) to make Loans hereunder.

“Commitment Amount” means the Initial Commitment Amount plus the Delayed Draw Commitment Amount.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto, together with such changes thereto as the Lender may from time to time reasonably request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Confidential Business Information” means, whether patentable or unpatentable and whether or not reduced to practice, trade secrets, confidential business information, know-how, inventions, manufacturing processes and techniques, financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information, research and development information, data and other information included in or supporting Regulatory Authorizations.

“Confidential Information” means any and all information or material (whether written or oral, or in electronic or other form) that, at any time before, on or after the Closing Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Agreement or in connection with the transactions contemplated hereby, and shall include the existence and terms of this Agreement.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding amount of the debt, obligation or other liability guaranteed thereby.

“Control” is defined within the definition of “Affiliate”.

“Controlled Account” is defined in Section 7.12.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property (and any other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property): (a) in the case of software, be made available or distributed in a form (e.g., source code) other than binary, (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law) or (d) be redistributable at no license fee. Copyleft Licenses include, without limitation, the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by the Borrower or any of the Guarantors in substantially the form of Exhibit C to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Copyrights” means all copyrights, whether statutory or common law, and all exclusive and nonexclusive licenses from third parties or rights to use copyrights owned by such third parties, along with any and all (i) renewals, revisions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, (ii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future Infringements thereof, (iii) rights to sue for past, present and future Infringements thereof, and (iv) foreign copyrights and any other rights corresponding thereto throughout the world.

“Covered Entity” has the same meaning as the term “covered entity” in 45 C.F.R. § 160.103.

“Data Processors” means any Third Party service providers, software developers, outsourcers, or others to which Borrower or its Subsidiaries engage and allow access to Personal Data or IT Assets (including, for clarity, all information and transactions stored or contained therein or transmitted thereby).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Delayed Draw Closing Date” means the date of the making of the Delayed Draw Loan hereunder, which in no event shall be later than June 30, 2023.

“Delayed Draw Commitment Amount” means $25,000,000.

“Delayed Draw Commitment Termination Date” means the earlier to occur of (i) the Delayed Draw Closing Date (immediately after the making of the Delayed Draw Loan on such date), (ii) June 30, 2023, and (iii) June 9, 2022, if the Initial Loan shall not have been made hereunder on such date.

“Delayed Draw Loan” is defined in Section 2.1.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disclosing Party” means the Party disclosing Confidential Information.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, license, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or the Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to the Borrower or any of its Subsidiaries) in a single transaction or series of transactions.

“Disqualified Capital Securities” shall mean any Capital Securities that, by their terms (or by the terms of any security or other Capital Securities into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Capital Securities), pursuant to a sinking fund obligation or otherwise (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Securities) (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Securities that would constitute Disqualified Capital Securities, in each case, prior to the date that is one hundred and eighty-one (181) days after the Maturity Date; provided that if such Capital Securities are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries, or by any such plan to such employees, such Capital Securities shall not constitute Disqualified Capital Securities solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Division/Series Transaction” means, with respect to any Person that is a limited liability company organized under the Laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the Laws of the State of Delaware.

“Environmental Laws” means all federal, state, local or international laws, statutes, rules, regulations, codes, directives, treaties, requirements, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, natural resources, Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, loss, claim, suit, action, investigation, proceeding, damage, commitment or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or affecting the Borrower or any Subsidiary directly or indirectly arising from, in connection with or based upon (i) any Environmental Law or Environmental Permit, (ii) the generation, use, handling, transportation, storage, treatment, recycling, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials, or (iii) any contract, agreement, penalty, order, decree, settlement, injunction or other arrangement (including operation of law) pursuant to which liability is assumed, entered into, inherited or imposed with respect to any of the foregoing.

“Environmental Permit” is defined in Section 6.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member, or (iii) any member of an affiliated service group within the meaning of section 414(m) or 414(o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“Event of Default” is defined in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” is defined in Section 7.12.

“Excluded Indian Subsidiary” means Dario Health Services Private Limited, an Indian company.

“Exit Fee” is defined in Section 3.8.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration, any comparable state or local Governmental Authority, and comparable Governmental Authority in any non-United States jurisdiction and any successor agency of any of the foregoing.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2021 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Foreign Lender” means a Lender that is organized under the laws of a jurisdiction outside of the United States.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“FTC Act” means the Federal Trade Commission Act.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Guarantee” means the guarantee executed and delivered by an Authorized Officer of each Subsidiary (other than the Excluded Indian Subsidiary), substantially in the form of Exhibit D hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guarantors” means, collectively, the Subsidiaries (other than the Excluded Indian Subsidiary).

“Hazardous Material” means any material, substance, chemical, mixture or waste which is capable of damaging or causing harm to any living organism, the environment or natural resources, including all explosive, special, hazardous, polluting, toxic, industrial, dangerous, biohazardous, medical, infectious or radioactive substances, materials or wastes, noise, odor, electricity or heat, and including petroleum or petroleum products, byproducts or distillates, asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radon gas, ozone-depleting substances, greenhouse gases, and all other substances or wastes of any nature regulated pursuant to any Environmental Law or as to which any Governmental Authority requires investigation, reporting or remedial action.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including but not limited to, the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 160 and 164, Subparts A and D.

“IIA” means the Israeli Innovation Authority.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower (i) which is of a “going concern” or similar nature other than any such qualification in any opinion given in the Fiscal Year of the Maturity Date that is based solely on a determination that the Borrower may not have sufficient cash or other available resources to run the business for the Fiscal Year of the Maturity Date as a result of the Loans maturing during such Fiscal Year, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a)               all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)               all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)               all Capitalized Lease Liabilities of such Person and all obligations of such Person arising under Synthetic Leases;

(d)               net Hedging Obligations of such Person;

(e)               all obligations of such Person in respect of Disqualified Capital Securities;

(f)                whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g)               all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Infringement” and “Infringes” mean the infringement, misappropriation or other violation of know-how, trade secrets, confidential information and/or any other Intellectual Property.

“Initial Commitment Amount” means $25,000,000.

“Initial Loan” is defined in Section 2.1.

“Insolvency Event” is defined in Section 9.1(h)(iv).

“Intellectual Property” means all (i) Patents and all patent applications of any type, registrations and renewals, reissues, reexaminations and patent rights in any lawful form thereof; (ii) Trademarks and all applications, registrations and renewals therefor; (iii) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals therefor; (iv) Product Agreements; (v) computer software, databases, data and documentation; (vi) Confidential Business Information; (vii) other intellectual property or similar proprietary rights, (viii) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (ix) any and all improvements to any of the foregoing.

“Interest Period” means, (a) initially, the period beginning on (and including) the date on which the Initial Loan is made hereunder pursuant to Section 2.3 and ending on (and including) the last day of the month in which the Initial Loan was made, and (b) thereafter, the period beginning on (and including) the first day of each succeeding month and ending on the earlier of (and including) (x) the last day of such month and (y) the Maturity Date.

“Investment” means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (ii) Contingent Liabilities in favor of any other Person, and (iii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Investment Documents” means, collectively, the Loan Documents and the Warrants.

“Israeli Companies Law” means the Israeli Companies Law, 1999.

“Israeli Floating Charge” means that certain floating charge debenture, governed by the laws of Israel and dated as of the Closing Date, executed by Labstyle Innovation Ltd. in favour of the Lender, creating an Israeli law floating charge over the Charged Assets (as defined therein) of Labstyle Innovation Ltd., as amended, restated, or otherwise modified from time to time.

“Israeli Insolvency Law” means the Israeli Insolvency and Economic Rehabilitation Law, 2018.

“Israeli IP Fixed Charge” means that certain fixed charge debenture, governed by the laws of Israel and dated as of the Closing Date, executed by Labstyle Innovation Ltd. in favour of the Lender, creating an Israeli law fixed charge over intellectual property of Labstyle Innovation Ltd., as amended, restated, or otherwise modified from time to time.

“Israeli Share Pledge” means that certain share pledge agreement, governed by the laws of Israel and dated as of the Closing Date, executed by the Borrower in favor of the Lender, in respect of all the equity interests in Labstyle Innovation Ltd. owned by the Borrower, as amended, restated, or otherwise modified from time to time.

“Israeli Security Documents” means the Israeli Floating Charge, the Israeli Share Pledge, Israeli IP Fixed Charge and any other Israeli law governed security document entered into from time to time, each as amended, restated, supplemented or otherwise modified from time to time.

“IT Assets” means the computers and other information technology infrastructure and assets used by the Borrower or any of the Subsidiaries.

“Key Permits” means all Permits relating to the Products, which Permits are material to the business of the Borrower and its Subsidiaries, taken as a whole.

“knowledge” of the Borrower means the knowledge of any officer of the Borrower or any Subsidiary, after due inquiry.

“Laws” is defined in Section 6.18.

“Lender” is defined in the preamble.

“Licensed Intellectual Property” means all Intellectual Property that is not Owned Intellectual Property, which is licensed to, or otherwise used or held for use, by the Borrower or any Subsidiary.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Liquidity” means, at any time, an amount determined for the Borrower equal to the sum of unrestricted cash-on-hand and Cash Equivalent Investments of the Borrower, to the extent held in a Controlled Account located in the United States.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Agreement, each of the Israeli Security Documents, each other agreement pursuant to which the Lender is granted a Lien to secure the Obligations (including any mortgages entered into pursuant to Section 7.8), the Guarantee, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein (it being understood that the Loan Documents shall not include the Stock Purchase Agreement).

“Loan Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.

“Loans” means the Initial Loan and the Delayed Draw Loan.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or (only as it relates to the conditions to making any Loan hereunder) prospects of the Borrower or of the Borrower and the Subsidiaries taken as a whole, (ii) the rights and remedies of the Lender under any Loan Document or (iii) the ability of the Borrower or any Subsidiary to perform its Obligations under any Loan Document.

“Material Agreements” means (i) the Sanofi Agreement, (ii) each contract or agreement to which the Borrower or any Subsidiary is a party involving aggregate payments of more than $1,000,000, whether such payments are being made by the Borrower or any Subsidiary to a non-Affiliated Person, or by a non-Affiliated Person to the Borrower or any Subsidiary; (iii) each contract or agreement to which the Borrower or any Subsidiary is a party involving an exclusive license of Intellectual Property that is material to any Product or to the Borrower and its Subsidiaries, taken as a whole; and (iv) all other contracts or agreements, individually or in the aggregate, material to the business, operations, assets, conditions (financial or otherwise), performance or liabilities of the Borrower or any Subsidiary.

“Maturity Date” means June 9, 2027.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Asset Sales Proceeds” means, with respect to a Disposition (other than Dispositions of inventory permitted by Section 8.8(i)) after the Closing Date by the Borrower or any Subsidiary to any Person of any assets of the Borrower or its Subsidiaries, the excess of gross cash proceeds received by the Borrower from such Disposition over all reasonable and customary costs and expenses, and including Taxes payable by the recipient of such proceeds, incurred in connection with such Disposition which have not been paid to Affiliates of the Borrower in connection therewith.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Borrower or any of the Subsidiaries in connection with such Casualty Event, other than proceeds that are used to repair or replace the assets subject to such Casualty Event within 180 days of receipt of such proceeds with respect to such Casualty Event with like or similar assets of substantially equal or better value and utility, in excess of $250,000, individually or in the aggregate through the Termination Date (in each case net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than to the Lender) which holds a first priority Lien permitted by clause (e) of Section 8.3 on the property which is the subject of such Casualty Event.

“Net Revenue” means consolidated net revenues received by the Borrower and its Subsidiaries, as determined in accordance with GAAP. Net Revenue shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the Borrower’s audited financial statements.

“Non-Excluded Taxes” means (1) any Taxes other than (a) Taxes imposed on or measured by a Person’s net income, and franchise Taxes with respect to the Lender imposed by any Governmental Authority under the laws of which the Lender is organized or in which it maintains its applicable lending office, (b) branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in paragraph (a) above and (c) (i) any withholding tax that is imposed by the United States on amounts payable to a Foreign Lender at the time such Foreign Lender first becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender’s assignor immediately before the assignment (or such Foreign Lender immediately before it changed its lending office) was entitled, at the time of assignment (or designation of a new lending office), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.3(a) or (ii) any U.S. federal withholding Taxes or other amounts imposed or payable under FATCA and (2) Other Taxes.

“Note” means a promissory note of the Borrower payable to the Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Lender resulting from the outstanding amount of the Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each Subsidiary arising under or in connection with a Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1(h), whether or not allowed in such proceeding) on the Loans. For the avoidance of doubt, the “Obligations” shall not include any obligation arising pursuant to any warrants or any other equity instruments.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organic Document” means, relative to the Borrower or any Subsidiary, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to the Borrower’s or any Subsidiary’s Capital Securities.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office, trademark office, copyright office or other relevant intellectual property Governmental Authority which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Other Taxes” means any and all stamp, court, documentary, intangible, recording, filing or similar Taxes, or any other excise, transfer, sales, VAT or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document (excluding, for the avoidance of doubt, Taxes described in clauses (1)(a), (b) or (c) of the definition of Non-Excluded Taxes or any Taxes imposed with respect to an assignment by a Lender).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (solely or jointly with others) by the Borrower or any Subsidiary.

“Party” and “Parties” have the meanings set forth in the preamble.

“Patent” means any patent, any type of patent application or invention disclosure, including all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, post-grant review by any Governmental Authority, renewals, extensions, adjustments, restorations, supplemental protection certificates and patent rights in any form and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by the Borrower or any of the Guarantors in substantially the form of Exhibit A to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, clearances, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws and Regulatory Authorizations.

“Permitted Acquisition” means the purchase or other acquisition of all of the Capital Securities (other than qualifying directors shares) in, or all or substantially all of the property of, or all or substantially all of any business or division of, any Person (other than any joint venture owned by another Person that is purchased or acquired) that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each Permitted Acquisition:

(a)       any such newly-created or acquired Subsidiary shall comply with the requirements of Section 7.8 and the Lender shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest, subject only to Liens permitted under Section 8.3, in the property (including, without limitation, equity interests) acquired with respect to the entity acquired;

(b)       the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be permitted pursuant to Section 8.1;

(c)       in the case of a purchase or other acquisition of the Capital Securities of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such purchase or other acquisition;

(d)       the total cash and non-cash consideration paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the consideration paid by or on behalf of the Borrower and its Subsidiaries for all other Permitted Acquisitions after the Closing Date shall not exceed the aggregate amount of $2,500,000 in any Fiscal Year and an aggregate cumulative amount of $5,000,000;

(e)       immediately before and after giving effect to any such purchase or other acquisition, no Default or Event of Default, shall exist or result therefrom; and

(f)       the Borrower shall have delivered to the Lender, at least 10 Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a written notice describing such transaction, and thereafter, if requested by the Lender for any such transaction involving consideration in excess of $1,000,000, (i) historical financial statements of or related to the Person or assets to be acquired, (ii) twelve month projections for such Person or assets to be acquired and for Borrower after giving effect to such transaction, and (iii) material documentation and other information relating to such transaction and reasonably requested by the Lender.

“Permitted Subordinated Indebtedness” means Indebtedness incurred after the Closing Date by the Borrower or the Subsidiaries that is (i) subordinated to the Obligations and all other Indebtedness owing from the Borrower or the Subsidiaries to the Lender pursuant to a written subordination agreement satisfactory to the Lender in its sole discretion and (ii) in an amount and on terms approved by the Lender in its sole discretion.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Personal Data” means any information that relates to an identifiable natural person or that is otherwise considered personally identifiable information or personal data under applicable Law, including Protected Health Information.

“Prime Rate” means (a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the per annum interest rate published by the F.R.S. Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the F.R.S. Board (as determined by the Lender) minus (b) 1.00%; provided that if the Prime Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for the purposes of this Agreement.

“Privacy Laws” mean (a) each Law applicable to the protection or processing of Personal Data, including HIPAA, rules relating to the payment card industry data security standards, direct marketing, online behavioral adverting, e-mails, text messages or telemarketing, data localization relating to the protection or processing of Personal Data; and (b) applicable industry self-regulatory principles applicable to the protection or processing of Personal Data, direct marketing, online behavioral advertising, e-mails, text messages, or telemarketing.

“Product” means any current or future service or product (including software products and services) researched, designed, developed, manufactured, licensed, marketed, sold, performed, distributed or otherwise commercialized by the Borrower or any of its Affiliates, including any such product in development or which may be developed. For the avoidance of doubt, Product includes, but is not limited to, Dario Evolve, Dario Move, Dario Elevate, Dario One, DarioEngage, Upright, and WayForward.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, distributors, group purchasing organizations, wholesalers or any other Person related to any such entity.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Protected Health Information” has the same meaning as “protected health information” in 45 C.F.R. § 160.103.

“Purchase Money Indebtedness” means Indebtedness (i) consisting of the deferred purchase price for equipment incurred in connection with the acquisition of such equipment, where the amount of such Indebtedness does not exceed the greater of (a) the cost of the equipment being financed and (b) the fair market value of such equipment; and (ii) incurred to finance such acquisition by the Borrower or a Subsidiary of such equipment; provided that such Indebtedness must be incurred prior to or contemporaneously with such acquisition.

“Qualified Capital Securities” means any Capital Securities that are not Disqualified Capital Securities.

“Receiving Party” means the Party receiving Confidential Information.

“Recipient” is defined in Section 10.14.

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, testing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of the Borrower or any of the Subsidiaries, including CMS, FDA and all similar agencies in other jurisdictions, including non-United States jurisdictions.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, listings, certifications, licenses and Permits granted by, submitted to or filed with any Regulatory Agencies necessary for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of any Product in any country or jurisdiction.

“Related Parties” means the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Borrower and the Subsidiaries.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing, including movement through, into or upon the environment or any natural or man-made structure.

“Repayment Premium” means a premium of

(a)       six percent (6.0%) of the principal amount of any prepayment or repayment of the Borrower on the Initial Loan or the Delayed Draw Loan, as applicable, if such prepayment or repayment is made or required to be made (i) with respect to the Initial Loan, on or prior to the 12-month anniversary of the Closing Date and (ii) with respect to the Delayed Draw Loan, on or prior to the 12-month anniversary of the Delayed Draw Closing Date;

(b)       four percent (4.0%) of the principal amount of any prepayment or repayment of the Borrower on the Initial Loan or the Delayed Draw Loan, as applicable, if such prepayment or repayment is not required to be made prior to, and is made or required to be made after, (i) with respect to the Initial Loan, the 12-month anniversary of the Closing Date, but on or prior to the 24-month anniversary of the Closing Date and (ii) with respect to the Delayed Draw Loan, the 12-month anniversary of the Delayed Draw Closing Date, but on or prior to the 24-month anniversary of the Delayed Draw Closing Date;

(c)        two percent (2.0%) of the principal amount of any prepayment or repayment of the Borrower on the Initial Loan or the Delayed Draw Loan, as applicable, if such prepayment or repayment is not required to be made prior to, and is made or required to be made after, (i) with respect to the Initial Loan, the 24-month anniversary of the Closing Date, but on or prior to the 36-month anniversary of the Closing Date and (ii) with respect to the Delayed Draw Loan, the 24-month anniversary of the Delayed Draw Closing Date, but on or prior to the 36-month anniversary of the Delayed Draw Closing Date; or

(d)       zero percent (0%) of the principal amount of any prepayment or repayment of the Borrower on the Initial Loan or the Delayed Draw Loan, as applicable, if such prepayment or repayment is not required to be made on or prior to, and is made or required to be made after, (i) with respect to the Initial Loan, the 36-month anniversary of the Closing Date and (ii) with respect to the Delayed Draw Loan, the 36-month anniversary of the Delayed Draw Closing Date.

“Restricted Payment” means (i) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Borrower or any Subsidiary or otherwise.

“Revenue Base” means, with respect to any period, the Net Revenues for such period.

“S&P” means S&P Global Ratings, a S&P Financial Services LLC business, and any successor thereto.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanofi Agreement” means that certain Exclusive Preferred Partner, Co-Promotion, Development Collaboration and License Agreement, dated as of February 28, 2022, by and between the Borrower and Sanofi US Services, Inc., as amended, modified or supplemented from time to time.

“Scraped Dataset” means Training Data that was collected or generated using web scraping, web crawling, or web harvesting software or any software, service, tool or technology that turns the unstructured data found on the web into machine readable, structured data that is ready for analysis.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means the Pledge and Security Agreement executed and delivered by each of the parties thereto, substantially in the form of Exhibit E hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“SOFR Rate” means the forward-looking term rate for a one-month tenor based on the secured overnight financing rate administered by the SOFR Administrator, on the day (such day, the “SOFR Rate Determination Date”) that is two (2) Business Days prior to the first day of any Interest Period, as such rate is published by the SOFR Administrator; provided that if as of 5:00 p.m. on any SOFR Rate Determination Date, the SOFR Rate has not been published by the SOFR Administrator, then the SOFR Rate will be the SOFR Rate as published by the SOFR Administrator on the first preceding Business Day for which such SOFR Rate was published by the SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to the SOFR Rate Determination Date.

“SOFR Administrator” means the CME Group Benchmark Administration Limited, as administrator of the forward-looking term secured overnight financing rate ((or a successor administrator).

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the property of such Person would constitute an unreasonably small capital and (v) such Person has not executed this Agreement or any other Loan Document, or made any transfer or incurred any Obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a finance lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings (including backup withholding), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, linkage differentials, additions to tax, penalties or similar liabilities with respect thereto.

“Test Date” is defined in Section 3.2.

“Termination Date” means the date on which all Obligations have been paid in full in cash and the Commitment shall have terminated.

“Third Party” means any Person other than the Borrower or any of its Subsidiaries.

“Trademark” means any trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin, and all applications, registrations and renewals therefor, together with all of the goodwill associated therewith.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by the Borrower or any of the Guarantors substantially in the form of Exhibit B to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Lender pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Undrawn Fee” is defined in Section 3.10.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Upfront Fee” is defined in Section 3.9.

“VAT” means value added tax as defined in the Israeli Value Added Tax Law, 1975.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Warrants” means those certain warrants to purchase shares of the Borrower’s common stock, issued to the Lender on the Closing Date and substantially in the form of Exhibit F hereto.

“wholly owned Subsidiary” means any direct or indirect Subsidiaries of Borrower, all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by Borrower.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the schedules attached hereto.

SECTION 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.4 and the definitions used in such calculations) shall be made, in accordance with GAAP, as in effect from time to time; provided that, if either the Borrower or the Lender requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or the application thereof, then such provision shall be interpreted on the basis of GAAP in effect and applied immediately before such change shall have become effective until such request shall have been withdrawn or such provision amended in accordance herewith. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and the Subsidiaries, in each case without duplication.

SECTION 1.5 Israeli Interpretation. In relation to any person, any reference to insolvency, bankruptcy, liquidation, receivership, administration, reorganization, dissolution, winding-up, relief of debtors, or similar proceedings hereunder shall also include proceedings under the laws of the jurisdiction in which a company or corporation is incorporated or any jurisdiction in which a company or corporation carries on business, including the seeking of or decision or order relating to: (i) liquidation, winding-up, dissolution, administration or an arrangement (“hesder”), as such terms are understood under the Israeli Companies Law; (ii) the appointment of a receiver or trustee or other authorized functionary ("baal tafkid"), as such term is understood under the Israeli Insolvency Law; (iii) adjustment, reorganization, freeze order, stay of proceedings (“Ikuv Halichim”) (or other similar remedy), protection from creditors, relief of debtors, an order for commencing proceedings ("Tzav le-Ptichat Halichim"), an order for financial rehabilitation ("Hafala Leshem Shikum Calcali") or an order for liquidation ("Tzav Piruk"); (iv) a debt arrangement ("Hesder Chov"); or (v) the recognition of a foreign proceeding with respect to an insolvency of a company ("Hakara be Halich Zar"), as such term is understood under the Israeli Insolvency Law.

ARTICLE II

COMMITMENT AND BORROWING PROCEDURES

SECTION 2.1 Commitment. On the terms and subject to the conditions of this Agreement, the Lender agrees to make a term loan (the “Initial Loan”) to the Borrower on the Closing Date in an amount equal to (but not less than) the Initial Commitment Amount. On the terms and subject to the conditions of this Agreement, the Lender agrees to make a term loan (the “Delayed Draw Loan”) to the Borrower on the Delayed Draw Closing Date in an amount equal to (but not less than) the Delayed Draw Commitment Amount. No amounts paid or prepaid with respect to the Loans may be reborrowed.

SECTION 2.2 Borrowing Procedure. The Borrower may irrevocably request that the Initial Loan be made by delivering to the Lender a Loan Request on or before 10:00 a.m. on a Business Day at least one Business Day prior to the proposed Closing Date. The Borrower may irrevocably request that the Delayed Draw Loan be made by delivering to the Lender a Loan Request on or before 10:00 a.m. on a Business Day at least 12 Business Days prior to the proposed Delayed Draw Closing Date.

SECTION 2.3 Funding. After receipt of the Loan Request for the Initial Loan, the Lender shall, on the Closing Date and subject to the terms and conditions hereof, make the requested proceeds of the Initial Loan available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request. After receipt of the Loan Request for the Delayed Draw Loan, the Lender shall, on the Delayed Draw Closing Date and subject to the terms and conditions hereof, make the requested proceeds of the Delayed Draw Loan available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request.

SECTION 2.4 Reduction of the Commitment Amounts. The Initial Commitment Amount shall automatically and permanently be reduced to zero on the Closing Date (immediately after the making of the Initial Loan on such date). The Delayed Draw Commitment Amount shall automatically and permanently be reduced to zero on the Delayed Draw Commitment Termination Date.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments; Application. The Borrower agrees that the Loans, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in U.S. dollars pursuant to the terms of this Article III.

SECTION 3.2 Amortization; Repayments and Prepayments. If, on the last day of any Fiscal Quarter set forth in the first column of the chart below (each such date, a “Test Date”), the Net Revenue on a trailing 12-month basis does not equal or exceed the amount set forth in the second column of the chart below (in the corresponding row), then, beginning on the last day of the month immediately following the applicable Test Date, the Borrower shall repay the outstanding principal amount of the Loans on the last day of each month (provided that if such day is not a Business Day, then such repayment shall be made on the next succeeding Business Day) (each such date, an “Amortization Payment Date”), in equal monthly installments calculated from and including the first Amortization Payment Date through the Maturity Date (each an “Amortization Payment”), together with the applicable Repayment Premium and the Exit Fee, unless sooner required to be repaid pursuant to the terms of this Agreement; provided that, if the Borrower is required to make an Amortization Payment for the first time, and thereafter, on a Test Date that occurs within the six-month period immediately following the applicable Test Date that triggered the Amortization Payment requirement, the Net Revenue on a trailing 12-month basis equals or exceeds the amount set forth in the second column of the chart below for the applicable Test Date (in the corresponding row) (such date, a “Reversion Date”), then the Borrower shall not be required to make Amortization Payments pursuant to this paragraph on or after such Reversion Date; provided, however, that (i) only one Reversion Date may occur over the term of this Agreement, unless the first Reversion Date occurs on the next Test Date immediately following the Test Date that triggered the Amortization Payment requirement, in which case two Reversion Dates may occur over the term of this Agreement; and (ii) if on a Test Date following a Reversion Date, the Net Revenue on a trailing 12-month basis does not equal or exceed the amount set forth in the second column of the chart below (in the corresponding row), then the Amortization Payments, together with the applicable Repayment Premium and the Exit Fee, shall be due on each Amortization Payment Date thereafter (beginning with the last day of the month immediately following the applicable Test Date) pursuant to the terms of this paragraph (for the avoidance of doubt, such Amortization Payment due under this clause (ii) shall be recalculated based on the outstanding principal amount of the Loans on such Test Date).

Test Dates	Net Revenue for the 12-month period ending on such Test Date
December 31, 2022	$[**]
March 31, 2023	$[**]
June 30, 2023	$[**]
September 30, 2023	$[**]
December 31, 2023	$[**]
March 31, 2024	$[**]
June 30, 2024	$[**]
September 30, 2024	$[**]
December 31, 2024 and each Fiscal Quarter ending thereafter	$[**]

The Borrower shall also repay in full the unpaid principal amount of the Loans on the Maturity Date; provided that at any time prior to the Maturity Date, payments and prepayments of the Loans shall also be made as set forth below:

(a)    The Borrower shall have the right, with at least three Business Days’ notice to the Lender, at any time and from time to time to prepay any unpaid principal amount of the Loans, in whole or in part, together with the applicable Repayment Premium and the Exit Fee.

(b)    Within three Business Days of receipt by the Borrower or any Subsidiary of any (i) Net Casualty Proceeds or (ii) Net Asset Sales Proceeds, the Borrower shall notify the Lender thereof. If requested by the Lender, the Borrower shall within three Business Days of such request make a mandatory prepayment of the Loans, in an amount equal to 100% of such proceeds (or such lesser amount as the Lender may specify on the date of such request), together with the applicable Repayment Premium and the Exit Fee, to be applied as set forth in Section 3.3.

(c)    The Borrower shall repay the Loans in full immediately upon any acceleration of the Maturity Date thereof pursuant to Section 9.2 or Section 9.3, unless, pursuant to Section 9.3, only a portion of the Loans is so accelerated (in which case the portion so accelerated shall be so repaid), in each case together with the applicable Repayment Premium and the Exit Fee.

SECTION 3.3 Application. Amounts repaid or prepaid in respect of the outstanding principal amount of the Loans pursuant to Section 3.2 shall be applied in the inverse order of maturity and pro rata to the Initial Loan and Delayed Draw Loan.

SECTION 3.4 Interest Rate.

(a)    During each Interest Period, interest payable in cash by the Borrower shall accrue on the Loans during such Interest Period at a rate per annum equal to the higher of (x) the SOFR Rate for such Interest Period and (y) 0.50% plus, in either case, the Applicable Margin; and

(b)    The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.

SECTION 3.5 Default Rate. At all times commencing upon the date any Event of Default occurs, and continuing until such Event of Default is no longer continuing, the Applicable Margin shall be increased by 5.0% per annum.

SECTION 3.6 Payment Dates. Interest accrued on the Loans shall be payable in cash, without duplication:

(a)    on the Maturity Date therefor;

(b)     on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c)     on the last day of each month; provided that if such day is not a Business Day, then such payment shall be made on the next succeeding Business Day; and

(d)     on that portion of the Loans that is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.7 Repayment Premium. Any repayment or prepayment of principal of all or any portion of any Loans pursuant to Section 3.2, Section 9.2, Section 9.3 or otherwise, shall be accompanied by the payment of the applicable Repayment Premium.

SECTION 3.8 Exit Fee. Upon the prepayment or repayment of principal of all or any portion of any Loans (or upon the date any such prepayment or repayment is required to be paid), whether on the Maturity Date, or pursuant to Section 3.2, Section 9.2, Section 9.3, or otherwise, the Borrower shall pay to the Lender, in cash, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations (including the Repayment Premium, if any) so prepaid, repaid or required to be prepaid or repaid, a fee (the “Exit Fee”) in an amount equal to six percent (6.0%) of the principal amount of the Loans prepaid, repaid or required to be prepaid or repaid, as the case may be, on such date.

SECTION 3.9 Upfront Fee. The Borrower agrees that on the Closing Date, the Borrower shall pay an upfront fee (the “Upfront Fee”) to the Lender, for its own account, in an aggregate amount equal to two (2.0%) of the Commitment Amount. The Borrower agrees that the Upfront Fee shall be (i) paid in U.S. Dollars, (ii) fully earned upon the Closing Date, (iii) nonrefundable and (iv) in addition to, and not creditable against, any other fee, cost or expense payable under the Investment Documents.

SECTION 3.10 Undrawn Fee. The Borrower shall pay to the Lender, in cash, a fee (the “Undrawn Fee”) in an amount equal to (x) 0.50% per annum multiplied by, (y) the undrawn Delayed Draw Commitment Amount, which Undrawn Fee shall be payable on the last day of each month (provided that if such day is not a Business Day, then such Undrawn Fee shall be made on the next succeeding Business Day), until the Delayed Draw Commitment Termination Date (and if the Delayed Draw Commitment Termination Date occurs on a date that is not the last day of a month, the amount of the fee for the corresponding month shall be a prorated amount for the portion of such month ending on the Delayed Draw Commitment Termination Date and shall be paid on such date). For purposes of this Section 3.10, the Undrawn Fee shall be calculated on a daily basis. The Undrawn Fee shall be fully earned and nonrefundable under any circumstances, and in addition to, and not creditable against, any other fee, cost or expense payable under the Investment Documents.

SECTION 3.11 Administration Fee. The Borrower will pay to the Lender a quarterly loan administration fee of $10,000 (the “Administration Fee”) payable in advance, with the first payment due and payable upon the Closing Date prorated with respect to the Fiscal Quarter in which the Closing Date occurs and successive payments due and payable on the first day of each Fiscal Quarter; provided that if such day is not a Business Day, then such payment shall be made on the next succeeding Business Day. Upon payment thereof, the Administration Fee shall be fully earned and nonrefundable under any circumstances, and in addition to, and not creditable against, any other fee, cost or expense payable under the Investment Documents.

ARTICLE IV
SOFR RATE AND OTHER PROVISIONS

SECTION 4.1 Increased Costs, Etc. The Borrower agrees to reimburse the Lender for any increase in the cost to the Lender of, or any reduction in the amount of any sum receivable by the Lender in respect of, the Lender’s Commitments and the making, continuation or maintaining of the Loans hereunder that may arise in connection with any Change in Law, except for such changes with respect to increased capital costs and Taxes which are governed by Section 4.2 and Section 4.3, respectively. The Lender shall notify the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to the Lender within five Business Days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.2 Increased Capital Costs. If any Change in Law affects or would affect the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and the Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Loans made by it hereunder is reduced to a level below that which the Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by the Lender to the Borrower, the Borrower shall within five Business Days following receipt of such notice pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.3 Taxes. The Borrower covenants and agrees as follows with respect to Taxes.

(a)    Any and all payments by the Borrower or any of the Subsidiaries under any Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld by applicable law from any payment required to be made by the Borrower or any of the Subsidiaries to or on behalf of the Lender under any Loan Document, then:

(i)     if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii)    the payor of such payment shall withhold the amount of such Taxes required to be withheld or deducted from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b)    In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c)    As promptly as practicable after the payment of any Taxes required to be paid by the Borrower under Section 4.3(a) or (b), and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Lender a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes.

(d)    The Borrower shall indemnify the Lender for any Non-Excluded Taxes and Other Taxes (including Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under Section 4.3(a)(i)) levied, imposed or assessed on (and whether or not paid directly by) the Lender whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Lender, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that, the Lender shall not be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify the Lender for any incremental Taxes that may become payable by the Lender as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Lender, pursuant to clause (c), documentation evidencing the payment of Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Lender makes written demand therefor. The Borrower acknowledges that any payment made to the Lender or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e)    Any and all amounts payable under any Loan Document by the Borrower or any Subsidiary shall be exclusive of any VAT chargeable thereon, and such VAT shall be borne by such payor.

(f)     The Lender and the Borrower agree that the Initial Loan is part of investment units issued within the meaning of Section 1273(c)(2) of the Code, which also includes the Warrants. For all applicable income Tax purposes, the issue price of the investment units and the fair market value of the Warrants in connection with the Initial Loan of the Lender shall be determined collectively by the Borrower and the Lender, acting in good faith, at the time the Initial Loan is issued to the Borrower. The “issue price” for the interest in the Initial Loan of the Lender issued pursuant to this Agreement (and any Note issued in connection therewith) shall equal (i) the issue price of the investment units (for the avoidance of doubt, adjusted for the payment of the Exit fee and the Upfront Fee to the Lender), minus (ii) the fair market value of the Warrants issued in connection with the Lender’s Initial Loan. The Lender and the Borrower agree that the allocation determined pursuant to this Section 4.3(e) will be used for purposes of Section 1273(c)(2) of the Code. The Borrower and the Lender agree to make any determinations under Treasury Regulations §1.1273-2(h)(2) consistent with the foregoing and to file all required tax returns consistently with the foregoing, as applicable, except as otherwise required by applicable Laws.

(g)    The Loans are deemed to be made with original issue discount for U.S. federal income tax purposes. Requests for information regarding the issue price, amount of original issue discount, issue date and yield to maturity on the Loans shall be directed to the Borrower care of its Chief Financial Officer at the contact information for the Borrower set forth on Schedule 10.2 hereto.

SECTION 4.4 Payments, Computations; Proceeds of Collateral, Etc.

(a)    Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made without setoff, deduction or counterclaim not later than 10:00 a.m. on the date due in same day or immediately available funds, marked for attention as indicated, or in such other manner or to such other account as the Lender may from time to time direct in writing. Funds received after 10:00 a.m. on any day shall be deemed to have been received by the Lender on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All interest and fees shall be computed on the basis of the actual number of days occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b)    All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable Law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment in full in cash of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar Law, whether or not permitted as a claim under such Law) and fees owing under the Loan Documents, and all costs and expenses owing to the Lender pursuant to the terms of the Loan Documents, until paid in full in cash, (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the payment of the principal amount of the Loans then outstanding, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the payment of all other Obligations owing to the Lender, and (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), and following the Termination Date, to the Borrower or any other Person lawfully entitled to receive such surplus.

SECTION 4.5 Setoff. The Lender shall, upon the occurrence and during the continuance of any Default described in clauses (i) through (iv) of Section 9.1(h) or, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to the Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or on behalf of the Lender. The Lender agrees promptly to notify the Borrower after any such appropriation and application made by the Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section 4.5 are in addition to other rights and remedies (including other rights of setoff under applicable Law or otherwise) which the Lender may have.

SECTION 4.6 SOFR Rate Not Determinable.

(a)    If prior to the commencement of any Interest Period for a Loan, the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the SOFR Rate for such Interest Period, then the Lender shall give notice thereof to the Borrower as promptly as practicable and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) the Loans shall bear interest calculated pursuant to Section 3.4 but using the Prime Rate instead of the SOFR Rate and (ii) the continuation of any outstanding Loan or the extension of a new Loan hereunder shall be made with interest calculated pursuant to Section 3.4 but using the Prime Rate instead of the SOFR Rate.

(b)     If at any time the Lender determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 4.6(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 4.6(a) have not arisen but the supervisor for the administrator of the SOFR Rate has made a public statement identifying a specific date after which the SOFR Rate shall no longer be used for determining interest rates for loans, then the Lender shall establish an alternate rate of interest to that based on the SOFR Rate that gives due consideration to the then-prevailing market convention for determining a rate of interest for loans in the United States at such time, and the Lender and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes as the Lender may determine to be appropriate. Until an alternate rate of interest shall be determined in accordance with this Section 4.6(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4.6(b), only to the extent the SOFR Rate for such Interest Period is not available or published at such time on a current basis), Section 4.6(a) shall be applicable.

ARTICLE V
CONDITIONS TO MAKING THE LOANS

SECTION 5.1 Credit Extensions. The obligation of the Lender to make the Initial Loan shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Loan Request as requested pursuant to Section 2.3, and the satisfaction of each of the conditions precedent set forth below in this Article (other than Sections 5.18 and 5.19). The obligation of the Lender to make the Delayed Draw Loan shall be subject to the prior making of the Initial Loan, the delivery of a Loan Request as requested pursuant to Section 2.3, and the satisfaction of each of the conditions precedent set forth below in Sections 5.3, 5.8, 5.13, 5.18, and 5.19.

SECTION 5.2 Secretary’s Certificate, Etc. The Lender shall have received from the Borrower and each Subsidiary party to an Investment Document, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, or other Authorized Officer, as applicable, as to:

(a)    resolutions of each such Person’s board of directors or a duly authorized committee thereof (or other managing body, in the case of a Person other than a corporation) and any other corporate resolutions required by applicable Law or pursuant to such Person’s Organic Documents, each of which shall be then in full force and effect authorizing the execution, delivery and performance of each Investment Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b)    the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Investment Document to be executed by such Person; and

(c)    the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates the Lender may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.3 Closing Date Certificates. The Lender shall have received a Closing Date Certificate, dated as of the Closing Date or Delayed Draw Closing Date, as the case may be, and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) the representations and warranties set forth in each Investment Document shall, in each case, be true and correct as of the Closing Date or Delayed Draw Closing Date, or as of any earlier date specified in such representations and warranties, (ii) no Default shall have then occurred and be continuing, or would result from the Loan to be advanced on the Closing Date or Delayed Draw Closing Date, as the case may be, and (iii) all of the conditions set forth in this Article V have been satisfied. All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance satisfactory to the Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.4 Payment of Outstanding Indebtedness, Etc. All Indebtedness identified in Schedule 8.2(b), together with all interest, all prepayment premiums and all other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the Initial Loan and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Lender shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments (including customary payoff letters) as may be suitable or appropriate in connection therewith.

SECTION 5.5 Delivery of Note. The Lender shall have received a Note duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.6 Financial Information, Etc. The Lender shall have received:

(a)    audited consolidated financial statements of the Borrower and the Subsidiaries for each of the Fiscal Years ended December 31, 2019, December 31, 2020, and December 31, 2021.

(b)    unaudited consolidated balance sheets of the Borrower and the Subsidiaries for each Fiscal Quarter ended on or after March 31, 2022, together with the related consolidated statement of comprehensive loss, stockholders’ equity and cash flows for the three months then ended; and

(c)     such other financial information as to the Borrower and the Subsidiaries and their respective businesses, assets and liabilities as the Lender may reasonably request.

SECTION 5.7 Compliance Certificate. The Lender shall have received an initial Compliance Certificate on a pro forma basis as if the Initial Loan had been made as of March 31, 2022 and as to such items therein as the Lender reasonably requests, dated the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower.

SECTION 5.8 Solvency, Etc. The Lender shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Closing Date or Delayed Draw Closing Date, as the case may be, in form and substance satisfactory to the Lender.

SECTION 5.9 Guarantee. The Lender shall have received executed counterparts of the Guarantee, dated as of the date hereof, duly executed and delivered by each Guarantor.

SECTION 5.10 Security Agreements. Subject to Section 7.15, the Lender shall have received executed counterparts of the Security Agreement, dated as of the date hereof, duly executed and delivered by the Borrower and each Guarantor, together with:

(a)     certificates (in the case of Capital Securities that are securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by the Borrower or any Guarantor in any Subsidiary of the Borrower (other than the Excluded Indian Subsidiary), which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Capital Securities that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Lender that the security interest therein has been transferred to and perfected by the Lender in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;

(b)     financing statements suitable in form for naming the Borrower and each Guarantor as a debtor and the Lender as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary to perfect the security interests of the Lender pursuant to the Security Agreement;

(c)     UCC Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (i) in any assets of the Borrower or any Subsidiary, and (ii) securing any of the Indebtedness identified in Schedule 8.2(b), together with such other UCC Form UCC-3 termination statements as the Lender may reasonably request from the Borrower or any Subsidiary;

(d)     landlord access agreements and bailee letters in form and substance satisfactory to the Lender from each landlord to the Borrower or any Guarantor and each other Person in the United States that has possession of any Collateral (as defined in the Security Agreement), to the extent required under the Security Agreement; and

(e)     evidence that all United States deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of the Borrower and each Guarantor are Controlled Accounts (other than Excluded Accounts).

SECTION 5.11 Intellectual Property Security Agreements. The Lender shall have received a Patent Security Agreement, a Copyright Security Agreement and a Trademark Security Agreement, as applicable, each dated as of the Closing Date, duly executed and delivered by the Borrower or any Guarantor that, pursuant to the Security Agreement, is required to provide such intellectual property security agreements to the Lender.

SECTION 5.12 Israeli Deliverables. The Lender shall have received:

(a)     A copy of a certificate signed by an Authorized Officer of Labstyle Innovation Ltd.:

(i)     attaching a copy of its constitutional documents, which shall mean a copy of its certificate of incorporation, any name change certificate, articles of association (and memorandum of association, if any), its internal shareholders registry (annotated pursuant to paragraph (c) below) and internal directors registry;

(ii)    attaching a copy of a resolution of its board of directors: (A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party; (B) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; (C) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; and (D) certifying, pursuant to sections 256(d) and 282 of the Israeli Companies Law, that all approvals, as required under the Israeli Companies Law (including, without limitation, under sections 255, 270-272 and Section 277 thereof) and its constitutional documents, have been duly obtained for the transactions contemplated by each Loan Document to which it is a party;

(iii)    attaching a copy of a resolution of its shareholders effecting the amendment of its articles of association referred to in paragraph (b) below;

(iv)    attaching a specimen of the signature of person(s) authorized by the resolution referred to in paragraph (ii)(ii) above;

(v)     containing a confirmation that securing or guaranteeing would not cause any securing, guaranteeing or similar limit binding on it to be exceeded;

(vi)    certifying that each copy document relating to it specified in this paragraph (i) of this Section 5.12(a) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(b)     Evidence that the articles of association of Labstyle Innovation Ltd. have been amended to include substantially the following provision: "Notwithstanding anything to the contrary herein or in any shareholders agreement, for so long as any shares of the company are subject to a security interest granted in favor of ORBIMED ROYALTY AND CREDIT OPPORTUNITIES III, LP (including its respective successors and assigns, the “Secured Party”) under or in connection with the Credit Agreement dated June 9, 2022, among, inter alia, DARIOHEALTH CORP. and ORBIMED ROYALTY AND CREDIT OPPORTUNITIES III, LP, as may be amended from time to time, the "Credit Agreement"), any restrictions or limitations on, or approval requirements for, the transfer of shares or other securities, the registration of share transfers in the shareholders registry of the company, or the exercise of any rights, preferences, privilege and powers shall not apply to: (i) the creation of any lien over shares or other liens of the company in accordance with the Loan Documents (as such term is defined in the Credit Agreement); (ii) any transfer of the shares or other securities to any person under or pursuant to enforcement of the Loan Documents, including the Secured Parties or any of their affiliates; and (iii) the registration of any such share transfer(s) in the shareholders registry of the company or the exercise of any rights, preferences, privileges and powers attached to such shares or conferred upon the holders thereof under law or by virtue of these Articles of Association or any contract. The Secured Party and any receiver shall be third party beneficiaries of the provisions of this Article and no waiver, amendment or modification of this Article may be made without the prior written consent of the Secured Party.".

(c)    An up-to-date shareholders' registry of Labstyle Innovation Ltd., which shall include substantially the following annotation: "the 100,000 shares of Labstyle Innovation Ltd. of nominal value NIS 0.01 each, and registered in the name of DarioHealth Inc. are pledged and charged in favour of ORBIMED ROYALTY AND CREDIT OPPORTUNITIES III, LP as lender dated June 9, 2022, as amended from time to time".

(d)    Each notice, intimation or any other deliverable required to be delivered under each Israeli Security Document.

(e)    In the case of Labstyle Innovation Ltd., an up-to-date extract from a search against Labstyle Innovation Ltd. at the Israeli Companies Registrar, evidencing that it is not registered by the Israeli Companies Registrar as a "company in breach" ("hevrah meferah") and that there is no outstanding Lien over its assets other than as permitted under this Agreement.

(f)     In the case of Labstyle Innovation Ltd., an up-to-date extract from a search against Labstyle Innovation Ltd. at the Israeli Patents Office evidencing that there is no outstanding Lien over its assets other than as permitted under this Agreement.

(g)    In the case of the Borrower, an up to date extract from a search against the Borrower at the Israeli Pledges Registrar, evidencing that there is no outstanding Lien over its assets other than as permitted under this Agreement.

(h)     Subject to Section 7.15, approval of the Israel Innovation Authority for the creation by Labstyle Innovation Ltd. of security interests over its intellectual property developed with funding provided by the Israel Innovation Authority.

SECTION 5.13 Warrants. The Lender shall have received executed counterparts of the Warrants and the other Investment Documents, each in form and substance reasonably satisfactory to the Lender, properly executed by the Borrower and each other party to such Investment Documents.

SECTION 5.14 Opinions of Counsel. The Lender shall have received opinions, dated the Closing Date and addressed to the Lender, from Sullivan & Worcester LLP, counsel to the Borrower and the Subsidiaries in the United States and Israel, in form and substance satisfactory to the Lender.

SECTION 5.15 Insurance. The Lender shall have received certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Lender, evidencing coverage required to be maintained pursuant to each Loan Document, with the Lender named as loss payee or additional insured, as applicable.

SECTION 5.16 Closing Fees, Expenses, Etc; Fee Letter Consideration. The Lender shall have received for its own account (i) all fees, costs and expenses due and payable pursuant to Section 10.3, (ii) the Upfront Fee and (iii) the initial Administration Fee as set forth in Section 3.11.

SECTION 5.17 Anti-Terrorism Laws. The Lender shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and any other foreign or local Laws.

SECTION 5.18 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any Subsidiary shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received all information, approvals, resolutions, opinions, documents or instruments as the Lender may reasonably request.

SECTION 5.19 Revenue Base and B2B2C Revenue Base. Solely as a condition to the Delayed Draw Closing Date, the Lender shall be satisfied in its reasonable discretion that (i) Net Revenues for the trailing 12-months ending on the last day of the month immediately prior to the Delayed Draw Closing Date were at least $[**] and (ii) B2B2C Net Revenues for the trailing 12-months ending on the last day of the month immediately prior to the Delayed Draw Closing Date were at least $[**].

SECTION 5.20 Disclosure Schedules. Immediately prior to the Delayed Draw Closing Date, the Borrower shall deliver to the Lender updates to Schedules 6.15(a), 6.16, 6.19 and 6.22, each such updated Schedule to be complete and accurate as of the Delayed Draw Closing Date.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrower represents and warrants to the Lender that:

SECTION 6.1 Organization, Etc. The Borrower and each Subsidiary (a) is validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (unless the failure to so qualify as a foreign entity could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), (b) has full power and authority and holds all requisite governmental licenses, permits, clearances and other approvals required (i) to enter into and perform its obligations under each Investment Document to which it is a party, and (ii) to own and hold under lease its property and to conduct its business substantially as currently conducted by it, and (c) if it is incorporated in Israel, it has not been declared nor has it been warned that it may be declared a "breaching company" ("hevrah meferah") by the Israeli Companies Registrar, as such term is defined in the Israeli Companies Law.

SECTION 6.2 Due Authorization, Non-Contravention, Etc. The execution, delivery and performance by the Borrower and each Subsidiary of each Investment Document executed or to be executed by it are in each case within such Person’s corporate or organizational powers, have been duly authorized by all necessary corporate or organizational action, and do not:

(a)     contravene (i) the Borrower’s or any Subsidiary’s Organic Documents, (ii) any court decree or order binding on or affecting the Borrower or any Subsidiary or (iii) any Law or governmental regulation binding on or affecting the Borrower or any Subsidiary; or

(b)     result in (i) or require the creation or imposition of any Lien on the Borrower’s or any Subsidiary’s properties (except as permitted by this Agreement) or (ii) a default under any contract, agreement, or instrument binding on or affecting the Borrower or any Subsidiary.

SECTION 6.3 Government Approval, Regulation, Etc. No authorization or approval, clearance or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by the Borrower or any Subsidiary of any Investment Document to which it is a party.

SECTION 6.4 Validity, Etc. Each Investment Document to which the Borrower or any Subsidiary is a party constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5 Financial Information. The consolidated financial statements of the Borrower and the Subsidiaries furnished to the Lender pursuant to Sections 5.6 and 7.1 have been prepared in accordance with GAAP, consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6 No Material Adverse Change. Since December 31, 2021, there has been no event, change, circumstance, effect or other matter that has had a Material Adverse Effect.

SECTION 6.7 Litigation, Labor Matters and Environmental Matters.

(a)    Except as described on Schedule 6.7(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in liabilities in excess of $500,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby.

(b)    There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) that would reasonably be expected, individually or in the aggregate, to result in liabilities in excess of $500,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby.

(c)    Neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit under or in connection with any Environmental Law (“Environmental Permit”), (ii) is or has been subject to any Environmental Liability, (iii) has received notice of any Environmental Liability, or (iv) knows of any basis for any Environmental Liability, in each case of (i) through (iv) above, which would reasonably be expected to result in liabilities to the Borrower and the Subsidiaries, taken as a whole, in excess of $500,000.

SECTION 6.8 Subsidiaries. The Borrower has no Subsidiaries except those Subsidiaries which are identified in Schedule 6.8 (which Schedule also identifies the direct and indirect owners of the Capital Securities of such Subsidiaries) or which are permitted to have been organized or acquired after the Closing Date in accordance with Section 8.5 and Section 8.7.

SECTION 6.9 Ownership of Properties. The Borrower and each Subsidiary owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 8.3.

SECTION 6.10 Taxes. Each of the Borrower and each Subsidiary has filed all federal and material other tax returns and reports required by Law to have been filed by it and has paid all material Taxes due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 6.11 Benefit Plans, Etc. None of the Borrower or any of the Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or has any actual or potential liability with respect to, any Benefit Plan. None of the Borrower or any of the Subsidiaries is a party to any collective bargaining agreement, and none of the employees of the Borrower or any of the Subsidiaries are subject to any collective bargaining agreement with respect to their employment with the Borrower, any of the Subsidiaries, or any of their respective ERISA Affiliates. Each “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits to employees of Borrower or its ERISA Affiliates, is sponsored by the Borrower or any of their ERISA Affiliates, and, except to the extent such plan is described in section 4(b)(4) of ERISA, is intended to be tax qualified under section 401 of the Code has a determination letter or opinion letter from the Internal Revenue Service on which it remains entitled to rely, and no assets of any such plan are invested in Capital Securities of the Borrower. Each employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by the Borrower or any Subsidiary has complied, both in form and in operation, in all material respects with its terms and applicable law. Each employee benefit plan as defined in Section 3(3) of ERISA that provides medical, dental, vision, or long-term disability benefits and that is sponsored by the Borrower or any of its Subsidiaries or any of their ERISA Affiliates (or under which any of these entities has any actual or potential liability), is fully insured by a third-party insurance company.

SECTION 6.12 Accuracy of Information. None of the information heretofore or contemporaneously furnished in writing to the Lender by or on behalf of the Borrower or any Subsidiary in connection with any Investment Document or any transaction contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances for which such information was provided, not misleading.

SECTION 6.13 Regulations U and X. None of the Borrower or any Subsidiary is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of the Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.14 Solvency. The Borrower, individually, and the Borrower and its Subsidiaries taken as a whole, on a consolidated basis, both before and after giving effect to the Loans, are Solvent.

SECTION 6.15 Intellectual Property.

(a)     Schedule 6.15(a) sets forth a complete and accurate list as of the Closing Date or Delayed Draw Closing Date, as the case may be, of all (i) Patents including any Patent applications and other material so defined as Patents, (ii) registered and material unregistered Trademarks (including domain names) and any pending registrations for Trademarks, (iii) any other registered Intellectual Property (including registered Copyrights), and (iv) any commercially significant unregistered Intellectual Property (including material unregistered Copyrights), in each case (i) through (iv), owned by, purportedly owned by, or licensed to, the Borrower or any of the Subsidiaries. For each item of Intellectual Property listed on Schedule 6.15(a), the Borrower has, where relevant, indicated (A) the countries in each case in which such item is registered, (B) the application numbers, (C) the registration or patent numbers, (D) with respect to the Patents, the expected expiration date of the issued Patents and (E) the owner of such item of Intellectual Property.

(b)     The Owned Intellectual Property and Licensed Intellectual Property together constitute all Intellectual Property necessary for the operation of the business of the Borrower and the Subsidiaries as currently conducted and as currently proposed to be conducted by the Borrower and the Subsidiaries.

(c)     The Borrower and each Subsidiary owns, has a valid license or has rights in any other form to all rights associated with the Owned Intellectual Property and Licensed Intellectual Property free and clear of any and all Liens other than Liens permitted pursuant to Section 8.3.

(d)     Each of the Borrower and each Subsidiary, as applicable, is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property. All such Owned Intellectual Property is in full force and effect, and have not expired, lapsed or been forfeited, cancelled or abandoned unless permitted hereunder.

(e)      Each of the Borrower and the Subsidiaries, as applicable, has taken commercially reasonable actions to maintain and protect all Owned Intellectual Property and there are no unpaid maintenance or renewal fees payable by the Borrower or any of the Subsidiaries that are currently overdue for any of such registered Owned Intellectual Property.

(f)       There is no proceeding challenging the ownership, validity or enforceability of any Owned Intellectual Property, and none of the Borrower or any of the Subsidiaries is involved in any proceeding challenging the ownership, validity or enforceability of any Intellectual Property of any Person and none of the Owned Intellectual Property is the subject of any Other Administrative Proceeding.

(g)     All Owned Intellectual Property is enforceable, subsisting and valid. No event has occurred, and nothing has been done or omitted to have been done, that would affect the validity or enforceability of any Owned Intellectual Property.

(h)     There are no claims pending or threatened in writing that have been brought by the Borrower or any Subsidiary against any Person alleging Infringement of any Owned Intellectual Property or Licensed Intellectual Property. To the knowledge of the Borrower, no Third Party is committing any act of Infringement of any Owned Intellectual Property or Licensed Intellectual Property.

(i)      None of the Borrower or any of the Subsidiaries has received written notice or, to the knowledge of the Borrower, any other communications from any Third Party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Third Party and, to the knowledge of the Borrower, the conduct of its business and the business of the Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe any Intellectual Property of any Third Party.

(j)      The Borrower and the Subsidiaries have used commercially reasonable efforts and precautions to protect their (i) rights in, and with respect to, Confidential Business Information, and maintain the confidentiality of, their respective confidential Owned Intellectual Property and (ii) respective commercially significant unregistered confidential Intellectual Property.

(k)      None of the Borrower or any of the Subsidiaries has incorporated any Copyleft Materials into any Products or used, modified or distributed Copyleft Materials, in each case, in a manner that requires the Products, any portion thereof, or any Owned Intellectual Property, to be subject to the third-party licensing, distribution or sharing provisions of any Copyleft Licenses.

SECTION 6.16 Material Agreements. Set forth on Schedule 6.16 is a complete and accurate list as of the Closing Date or Delayed Draw Closing Date, as the case may be, of all Material Agreements of the Borrower or any of the Subsidiaries, with an adequate description of the parties thereto, subject matter thereof and amendments and modifications thereto. As of such dates, respectively, each Material Agreement (i) is in full force and effect and is binding upon and enforceable against the Borrower and the Subsidiaries party thereto and all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a default thereunder. As of such dates, respectively, none of the Borrower or any of the Subsidiaries has taken any action that would permit any other Person party to any Material Agreement to have, and no such Person otherwise has, any termination rights, rights of setoff, material defenses or material counterclaims thereunder.

SECTION 6.17 Permits. The Borrower and the Subsidiaries have all Permits, including Key Permits and Environmental Permits, necessary or required for the ownership, operation and conduct of their business and the distribution of the Products. All such Permits are validly held and there are no material defaults thereunder.

SECTION 6.18 Regulatory Matters.

(a)      The business of the Borrower and its Subsidiaries has been, and currently is, being conducted in material compliance with all applicable U.S. federal, state, local or foreign laws, Privacy Laws, statutes, ordinances, rules, regulations, guidances, judgments, orders, injunctions, decrees, arbitration awards and Key Permits issued by any Governmental Authority (collectively, “Laws”). The Products were researched, developed, designed and validated in compliance in all material respects with all applicable Laws, including the FD&C Act, FTC Act, Privacy Laws and state laws.

(b)      The Borrower owns or has all necessary rights to, free and clear of all Liens, except those permitted pursuant to Section 8.3, all Key Permits, including all authorizations under the FD&C Act and state Laws, necessary for the research and development and commercialization of the Products and to carry on Borrower’s business, as applicable. All such Key Permits are valid, and in full force and effect and Borrower is in compliance in all material respects with all terms and conditions of such Key Permits. The Borrower has not received any written notice that any Key Permits have been or are being revoked, withdrawn, suspended or challenged.

(c)      The Borrower has made available to Lender copies of all Key Permits and material correspondence during the past three years submitted to or received from FDA, CMS, or other Governmental Authority (including minutes and official contact reports relating to any material communications with any Governmental Authority) in the Borrower’s possession or control. There has been no material untrue statement of fact and no fraudulent statement made by the Borrower, any of the Subsidiaries, or any of their respective agents or representatives to the FDA, CMS, or any other Governmental Authority, and there has been no failure to disclose any material fact required to be disclosed to the FDA or any other Governmental Authority.

(d)      The Borrower has not had any product or manufacturing site (whether owned by the Borrower or a contract manufacturer) subject to a Governmental Authority shutdown or import or export prohibition, nor received any notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence relating to manufacturing processes or procedures and asserting noncompliance with any applicable Law or Permit and, to the Knowledge of the Borrower, no Governmental Authority is considering such action.

(e)      There are not and have not been any (i) recalls, field notifications, corrections, product replacements, market withdrawals, warnings, inquiries, “dear doctor” letters, investigator notices, safety alerts, reports of accidental radiation occurrences, notifications of defect, or other notices of any Action or Court Order relating to an alleged lack of safety or regulatory compliance of the medical device products issued by the Borrower (“Safety Notices”), or (ii) material product complaints with respect to the medical device products. To the Knowledge of the Borrower, there are no facts that would be reasonably likely to result in (x) a material Safety Notice with respect to its products, (y) a material change in the labeling of any of its products, or (z) a termination or suspension of developing and testing of any of its products. All adverse events and malfunctions required to be reported have been reported to applicable Government Authorities in accordance with Law.

(f)      To the Borrower’s knowledge, no investigation by any Governmental Authority with respect to the Borrower is pending or threatened. During the past three years, the Borrower has not received any written communication from any Person (including any Governmental Authority) of any noncompliance with any Laws or any written communication from any Governmental Authority or accrediting organization of any material issues, problems, or concerns regarding the quality or performance of the Products, and to the knowledge of the Borrower, there is no basis for any adverse regulatory action against the Borrower or any of the Subsidiaries, and to the knowledge of the Borrower, there is no basis for any adverse regulatory action against the Borrower or any of the Subsidiaries.

(g)      No right of the Borrower or any of its Subsidiaries to receive reimbursements pursuant to any government program or private program has ever been terminated or otherwise adversely affected as a result of any investigation or enforcement action, whether by any Governmental Authority or other Third Party, and the Borrower has not been the subject of any inspection, investigation, or audit, by any Governmental Authority in connection with any alleged improper activity.

(h)      There is no arrangement relating to the Borrower or its Subsidiaries providing for any rebates, kickbacks or other forms of compensation that are unlawful to be paid to any Person in return for the referral of business or for the arrangement for recommendation of such referrals. All billings by the Borrower and its Subsidiaries for its services have been true and correct in all material respects and, to the Borrower’s knowledge, are in compliance with all applicable Laws, including the Federal False Claims Act or any applicable state false claim or fraud Law.

(i)       Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any individual who is an officer, director, manager, employee, agent or managing agent of the Borrower or any of its Subsidiaries has been convicted of, charged with or, to the Borrower’s knowledge, investigated for any federal or state health program-related offense or any other offense related to healthcare or been excluded or suspended from participation in any such program; or, to the Borrower’s knowledge, within the past five (5) years, has been convicted of, charged with or, to the Borrower’s knowledge, investigated for a violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any individual who is an officer, director, employee, stockholder, agent or managing agent of the Borrower or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, (ii) Section 1128 of the Social Security Act or (iii) any similar applicable Law. No debarment proceedings or investigations in respect of the business of the Borrower or any of its Subsidiaries, are pending or, to the Borrower’s knowledge, threatened against the Borrower, any of its Subsidiaries or any individual who is an officer, director, manager or employee of, or, to the Borrower’s knowledge, an agent or managing agent of, the Borrower or any of its Subsidiaries.

(j)      All studies, tests and preclinical and clinical trials conducted relating to the Products, by or on behalf of the Borrower and the Subsidiaries and, to the knowledge of the Borrower, their respective licensees, licensors and Third Party services providers and consultants, have been conducted, and are currently being conducted, in compliance in all material respects with all applicable Laws, procedures and controls pursuant to, where applicable, current good clinical practices and current good laboratory practices and other applicable laws, rules and regulations. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Lender as requested by it. To the extent required by applicable Law, the Borrower and its Subsidiaries have obtained all necessary Regulatory Authorizations, including an IDE for the conduct of any clinical investigations conducted by or on behalf of Borrower or any of its Subsidiaries.

(k)     To the Borrower’s knowledge, none of the clinical investigators in any clinical trial conducted by or on behalf of the Borrower has been or is disqualified or otherwise sanctioned by the FDA, the Department of Health and Human Services, or any other Governmental Authority and, to the Borrower’s knowledge, no such disqualification, or other sanction of any such clinical investigator is pending or threatened in writing or, to the Borrower’s knowledge, otherwise. The Borrower has not received from the FDA or other applicable Governmental Authority any written or, to its knowledge, other notices or correspondence requiring or threatening the termination, suspension, material modification or clinical hold of any clinical trials conducted by, or on behalf of, the Borrower.

(l)      The transactions contemplated by the Investment Documents (or contemplated by the conditions to effectiveness of any Investment Document) will not impair the Borrower’s or any of the Subsidiaries’ ownership of or rights under (or the license or other right to use, as the case may be) any Regulatory Authorizations relating to the Products in any material manner.

SECTION 6.19 Transactions with Affiliates. None of the Borrower or any Subsidiary has entered into, renewed, extended or been a part to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any of its Affiliates, excluding director compensation and transactions with Subsidiaries entered into in the ordinary course, during the three-year period immediately prior to the Closing Date or the Delayed Draw Closing Date.

SECTION 6.20 Investment Company Act. None of the Borrower or any Subsidiary is an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 6.21 OFAC. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any Related Party (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions.

SECTION 6.22 Deposit and Disbursement Accounts. Set forth on Schedule 6.22 is a complete and accurate list as of the Closing Date or Delayed Draw Closing Date, as the case may be, of all banks and other financial institutions at which the Borrower or any Subsidiary maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which each such account is held, the type of each such account, and the complete account number for each such account, and each such account (other than Excluded Accounts) is a Controlled Account to the extent required pursuant to Section 7.12.

SECTION 6.23 Data Privacy and Information Security.

(a)               The Borrower and its Subsidiaries maintain appropriate data security policies, processes, and controls and an appropriate, comprehensive privacy program, all of which meet or exceed any requirements of applicable Law in all material respects. Each such policy or written data security or privacy program (or a reasonable description thereof) that has been adopted by the Borrower or a Subsidiary at present time has been delivered to the Lender. None of the Borrower’s or any Subsidiary’s privacy statements or disclosures have been or are misleading or deceptive in any material respect, and the contemplated transactions to be consummated hereunder as of the Closing Date will not violate any privacy statements, other consumer-facing disclosures or Laws. There is not currently pending and there has not been in the past five years any action, proceeding, suit or claim against the Borrower or its Subsidiaries with respect to privacy or data security, and, to the knowledge of the Borrower, neither the Borrower nor any Subsidiary nor any Products have experienced any security incident in which an unauthorized party accessed or acquired Personal Data or Confidential Business Information.

(b)    The Borrower and its Subsidiaries have contractually obligated all Data Processors to contractual terms that are appropriate in all material respects for contracts relating to the protection and use of Personal Data and IT Assets, including without limitation obligations to (i) comply with applicable Privacy Laws, (ii) implement an appropriate information security program that includes reasonable administrative, technical, and physical safeguards to protection the applicable data and/or systems, (iii) restrict processing of Personal Data to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (iv) certify or guarantee the return or adequate disposal or destruction of Personal Data. The Borrower and its Subsidiaries have taken reasonable measures to ensure that all Data Processors have complied in all material respects with their contractual obligations.

(c)    The IT Assets are sufficient and operate and perform as is necessary in all material respects to conduct the business of the Borrower and the Subsidiaries as currently conducted and as currently proposed to be conducted by the Borrower and the Subsidiaries. To the Borrower’s knowledge, neither the IT Assets nor any Products contain any “virus,” “spyware,” “malware,” “worm,” “Trojan horse” (as such terms are commonly understood in the software industry), disabling codes or instructions, or other similar code or software routines or components that are designed or intended to delete, destroy, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any data, files, software, system, network, or other device. The Borrower and its Subsidiaries have established, implemented and tested backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards, and sufficient to reasonably maintain the operation of the business of the Borrower and the Subsidiaries as currently conducted and as currently proposed to be conducted by the Borrower and the Subsidiaries.

(d)    The Borrower, its Subsidiaries, and any Data Processors have implemented and maintained reasonable and appropriate in all material respects organizational, physical, administrative and technical measures consistent with generally accepted industry standards for the industry in which the Borrower operates to protect the operation, confidentiality, integrity, and security of all Confidential Business Information, Personal Data and IT Assets (including, for clarity, all information and transactions stored or contained therein or transmitted thereby) against unauthorized access, acquisition, interruption, alteration, modification, or use. Except as set forth on Schedule 6.23(d), no Person has obtained unauthorized access to or use of any Confidential Business information, Personal Data or IT Assets.

(e)    The Borrower and its Subsidiaries have taken or caused to be taken all reasonable precautions to ensure that all IT Assets (i) are free from any defect, bug, virus or programming, design or documentation error or corruption or other defect, and (ii) are fully functional and operate and run in a reasonable and efficient business manner. None of the IT Assets have malfunctioned or failed or have experienced any breakdowns or continued substandard performance in the past 24 months that has caused substantial disruption or substantial interruption in the Borrower’s or any Subsidiary’s use thereof or to the business of the Borrower and the Subsidiaries.

SECTION 6.24 HIPAA.

(a)    Neither the Borrower nor any Subsidiary is a Covered Entity. The Borrower and its Subsidiaries do not transmit any health information in electronic form in connection with a transaction covered by 45 C.F.R. Subtitle A, Subchapter C.

(b)    The Borrower and its Subsidiaries are Business Associates. The Borrower, each Subsidiary and any Data Processors have entered into a Business Associate agreement, as required by 45 C.F.R. § 164.502(e)(2) and in compliance with 45 C.F.R. § 164.504(e), in each instance where the Borrower, such Subsidiary or such Data Processor (i) acts as a Business Associate or (ii) provides Protected Health Information to a Third Party that the Borrower, its Subsidiaries or Data Processors received from, or received, created, maintained or transmitted for or on behalf of, a Covered Entity or Business Associate, in each case as required by, and in compliance in all material respects with all requirements applicable to Business Associates under, HIPAA. The Borrower, its Subsidiaries and Data Processors are, and have been, in compliance in all material respects with all applicable Business Associate agreements and those portions of HIPAA applicable to Business Associates.

(c)    The Borrower and its Subsidiaries are in compliance in all material respects with all security requirements required by HIPAA, including the HIPAA security rule. There has been no security incident or breach of any Protected Health Information, including any loss or unauthorized access, use or disclosure, of Protected Health Information that would constitute a breach for which notification to individuals, the media, or the U.S. Department of Health and Human Services is required under 45 C.F.R. Part 164, Subpart D.

(d)    The Borrower and its Subsidiaries periodically perform a security risk analysis, as set forth in 45 C.F.R. § 164.308(a)(1)(ii)(A), that meets or exceeds the requirements in all material respects for such assessment set forth in 45 C.F.R. Part 164, Subpart C. The Borrower and its Subsidiaries have addressed and fully remediated all material threats and deficiencies identified in every security risk analysis in accordance with applicable Laws, including HIPAA.

SECTION 6.25 Artificial Intelligence.

(a)    For each Product that has been commercially released by Borrower or any Subsidiary, there have been no material interruptions in use of such Product in the past twenty-four (24) months arising from or as a consequence of: (i) the failure of the software, including any software embodying an algorithm, used in the Product to (A) satisfy its expected requirements or execute its specification correctly (e.g., verification errors); or (B) fulfill the intended use and goals of customers or other stakeholders (e.g., validation errors); (ii) the use of a “kill switch” or “circuit breaker” to prevent the Product (or component of a Product) from executing or completing a particular function; or (iii) the use of any other emergency or failsafe mechanism (including human intervention as a failsafe) to prevent the Product (or component of a Product) from executing or completing a particular function.

(b)    To the Borrower’s knowledge, there has been no use of a Product by a third party to engage in unlawful activity or any activity that violates Borrower’s or any Subsidiary’s license terms or terms of service for the Products.

(c)    For each Product that has been (i) developed or improved pursuant to any specifications provided by a customer or partner of Borrower or any Subsidiary; (ii) developed or improved using any Training Data provided by a customer, partner or other third party; or (iii) customized in any material respect for any customer or partner of Borrower or any Subsidiary, Borrower or its Subsidiary owns or has an exclusive license to all Intellectual Property in and to any such developments, improvements or customizations, material to such Product and there are no restrictions on Borrower’s or any Subsidiary’s exploitation or commercialization of such Product or on Borrower’s or any Subsidiary’s ability to enforce its material Intellectual Property in such Product arising from or as a consequence of any of the foregoing.

(d)    For each Product that is used to make (or facilitate the making of) decisions regarding personal health, including the management of chronic health conditions, Borrower and its Subsidiaries (i) retain information in human-readable form that explains or could be used to explain the decisions made or facilitated by the Product and maintain such information in a form that can readily be provided to regulators upon request; and (ii) have complied in all material respects with all the laws, regulations, and industry standards applicable to the Product.

(e)     All third-party Training Data that is material to (i) the development of a Product; or (ii) the ongoing operation or improvement of a Product is herein referred to as a “Third-Party Dataset”. Borrower and its Subsidiaries have complied in all material respects with all license terms applicable to each Third-Party Dataset disclosed or required to be disclosed, including (i) the end user license agreement or other terms that govern Borrower’s or any Subsidiary’s use of any application programming interface used to collect Training Data; and (ii) the website terms or other terms that govern Borrower’s or any Subsidiary’s collection and use of each Scraped Dataset .

(f)      Borrower and its Subsidiaries maintain or adhere in all material respects to industry standard policies and procedures relating to the ethical or responsible use of AI Technologies at and by Borrower and its Subsidiaries, including policies, protocols and procedures for (i) developing and implementing AI Technologies in a way that promotes transparency, accountability and human interpretability; (ii) identifying and mitigating bias in Training Data or in the algorithmic model used in the Products, including implicit racial, gender, or ideological bias; and (iii) management oversight and approval of employees’ use or implementation of AI Technologies. To Borrower’s knowledge, there has been no: (i) actual or alleged non-compliance with any such policies, protocols and procedures; (ii) actual or alleged failure of a Product to satisfy the requirements or guidelines specified in any such policies, protocols and procedures; (iii) complaint, claim, proceeding or litigation alleging that Training Data used in the development, training, improvement or testing of any Product was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; and no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation; and (iv) request from regulators or legislators concerning any Products or related AI Technologies.

ARTICLE VII
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Lender that until the Termination Date has occurred, the Borrower will, and will cause the Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1 Financial Information, Reports, Notices, Etc. The Borrower will furnish the Lender copies of the following financial statements, reports, notices and information:

(a)     (i) as soon as available and in any event within 20 days after the end of each calendar month, in each case with supporting detail and certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments), unaudited reports of the Revenue Base of the Borrower and its Subsidiaries for such calendar month and for the trailing 12-month period ending as of the last day of such calendar month, and (ii) as soon as available and in any event within 30 days after the end of each calendar month, in each case with supporting detail and certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments), unaudited reports of (A) the B2B2C Revenue Base, gross margin for such B2B2C Revenue Base and gross margin for the Revenue Base for such calendar month and for the trailing 12-month period ending as of the last day of such calendar month, and, beginning after the first anniversary of the Closing Date, in comparative form, the figures for the corresponding calendar month in, and the year-to-date portion of, the immediately preceding Fiscal Year, (B) the Liquidity of the Borrower at the end of such calendar month, and at the end of the corresponding calendar month in the preceding Fiscal Year, (C) a list of all active B2B2C Product Segment accounts as of the last day of such calendar month and information about each such account relating to revenue, eligible lives, enrolled users and engaged users, and (D) number of employees and coaches as of the last day of such calendar month;

(b)     as soon as available and substantially at the same time as filed with the SEC (but in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year), an unaudited consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of comprehensive loss, stockholders’ equity and cash flow of the Borrower and the Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in, and the year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments and the absence of footnotes);

(c)     as soon as available and substantially at the same time as filed with the SEC (but in any event within 90 days after the end of each Fiscal Year), beginning with the Fiscal Year ended December 31, 2022, a copy of the consolidated balance sheet of the Borrower and the Subsidiaries, and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flow of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by (i) a “Big Four” independent public accounting firm or international affiliate thereof or (ii) any other independent public accounting firm acceptable to the Lender, which shall include a statement that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default;

(d)     concurrently with the delivery of the financial information pursuant to clauses (a), (b) and (c), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the financial covenant set forth in Section 8.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.8), and (iii) stating that no real property has been acquired by the Borrower or any of the Subsidiaries since the delivery of the last Compliance Certificate (or, if any real property has been acquired since the delivery of the last Compliance Certificate, a statement that the Borrower has complied with Section 7.8 with respect to such real property);

(e)      as soon as possible and in any event within three Business Days after the Borrower obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto;

(f)       as soon as possible and in any event within three Business Days after the Borrower obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 6.7(a) or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Lender requests, copies of all documentation relating thereto;

(g)      as soon as possible and in any event within three Business Days after the Borrower obtains knowledge of any return, recovery, dispute or claim related to Product or inventory that involves more than $500,000.

(h)      as soon as possible and in any event within three Business Days after the Borrower obtains knowledge of (i) any claim that the Borrower, any of the Subsidiaries or one of their ERISA Affiliates has actual or potential liability under a Benefit Plan, (ii) any effort to unionize the employees of the Borrower or any Subsidiary, or (iii) non-routine correspondence with the Internal Revenue Service regarding the qualification of a retirement plan under Section 401(a) of the Code.

(i)       Promptly, and in any event within three Business Days, after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which the Borrower or any of the Subsidiaries files with the SEC or any national securities exchange;

(j)       concurrently with delivery thereof to the board of directors of the Borrower or any committees thereof, all notices and any materials delivered to the board of directors of the Borrower or any committees thereof in connection with a meeting of such board or committee, or with any action to be taken by written consent, including drafts of any material resolutions or actions proposed to be adopted by written consent, and all minutes of any such meetings promptly following such meetings; provided that the Borrower may withhold any such information and materials to the extent: (i) access thereto would adversely affect the attorney-client privilege between the Borrower and its counsel; or (ii) the Borrower’s board of directors, in the exercise of its fiduciary obligations and with the advice of counsel, determines that it is in the best interest of the Borrower to do so because the Lender or any of its Affiliates has an interest in the subject matter under discussion; in the event the Borrower withholds any such information or materials, the Borrower shall provide to the Lender a general description, which shall be true and correct in all material respects, of such withheld information;

(k)      promptly upon, and in any event within three Business Days of, receipt thereof, copies of all “management letters” (or equivalent) submitted to the Borrower or any of the Subsidiaries by the independent public accountants referred to in clause (c) in connection with each audit made by such accountants;

(l)       as soon as practicable and in any event within three Business Days after (i) the Borrower enters into a new Material Agreement, (ii) an existing Material Agreement is amended or terminated or (iii) receipt by, or delivery by, the Borrower or any of its Subsidiaries, as the case may be, of copies of any material written notice or material written correspondence relating to, or involving, the Sanofi Agreement, including any notice alleging breach or default under the Sanofi Agreement by any party thereto.

(m)     as soon as available, but in any event not later than January 31 of each calendar year, the Borrower’s financial and business projections and budget for such year, with evidence of approval thereof by the Borrower’s board of directors; and

(n)      such other financial and other information as the Lender may from time to time reasonably request (including information and reports in such detail as the Lender may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION 7.2 Maintenance of Existence; Compliance with Contracts, Laws, Etc. The Borrower and each Subsidiary will preserve and maintain its legal existence (except as otherwise permitted by Section 8.7), perform in all material respects its obligations under Material Agreements to which the Borrower or any of the Subsidiaries is a party, and comply in all material respects with all applicable Laws, rules, regulations and orders, including the payment (before the same become delinquent), of all federal Taxes and material other Taxes, imposed upon the Borrower or any of the Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or any of the Subsidiaries, as applicable.

SECTION 7.3 Maintenance of Properties. The Borrower and each Subsidiary will maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower or any of the Subsidiaries may be properly conducted at all times, unless the Borrower or any of the Subsidiaries determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of the Borrower or any of the Subsidiaries or the Disposition of such property is otherwise permitted by Section 8.7 or Section 8.8.

SECTION 7.4 Insurance. Each of the Borrower and each of the Subsidiaries will maintain:

(a)     insurance on its property with financially sound and reputable insurance companies against business interruption, loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and the Subsidiaries; and

(b)     all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Lender as mortgagee and lender loss payee (in the case of property/casualty insurance and business interruption insurance) and additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification as to the amount or scope of coverage of the policies will be made without providing at least 30 days prior written notice thereof to the Lender and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.5 Books and Records. The Borrower and each of the Subsidiaries will keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit the Lender or any of its representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit the Borrower’s or any of the Subsidiaries’ offices, to discuss the Borrower’s or any of the Subsidiaries’ financial or other matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower’s and any of the Subsidiaries’ financial and other matters with the Lender or its representatives whether or not any representative of the Borrower or any of the Subsidiaries is present) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall pay any fees of its and its Subsidiaries’ independent public accountant incurred in connection with the Lender’s exercise of its rights pursuant to this Section.

SECTION 7.6 Environmental Law Covenant. Each of the Borrower and each of the Subsidiaries will (i) use and operate all of its and their businesses, facilities and properties in material compliance with all Environmental Laws, and keep and maintain all Environmental Permits and remain in compliance therewith, and (ii) promptly notify the Lender of, and provide the Lender with copies of all material claims, complaints, notices or inquiries relating to, any actual or alleged non-compliance with any Environmental Laws or Environmental Permits or any actual or alleged Environmental Liabilities. The Borrower and each of the Subsidiaries will promptly resolve, remedy and mitigate any such non-compliance or Environmental Liabilities, and shall keep the Lender informed as to the progress of same.

SECTION 7.7 Use of Proceeds. The Borrower will use the proceeds of the Loan for general corporate purposes and to pay the fees and expenses associated with the transactions contemplated hereby.

SECTION 7.8 Future Guarantors, Security, Etc. The Borrower and each Subsidiary (other than the Excluded Indian Subsidiary) will execute any documents, financing statements, agreements and instruments, and take all further action that may be required under applicable Law, or that the Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 8.3) of the Liens created or intended to be created by the Loan Documents. The Borrower will cause (a) any subsequently acquired or organized Subsidiary to execute a supplement (in form and substance satisfactory to the Lender) to the Guarantee and each other applicable Loan Document in favor of the Lender, effective upon its acquisition or formation and take such other actions as may be required or requested for the Lender to have a valid Lien with the priority intended to be created on, and security interest in, all of the assets of such Subsidiary, subject to no other Liens (other than Liens permitted by Section 8.3) and the limitations set forth below, and (b) all of the presently existing or thereafter arising issued and outstanding shares of Capital Securities of any Subsidiary to be pledged to the Lender pursuant to one or more pledge agreements or other documents acceptable to the Lender. The Borrower will promptly notify the Lender of any subsequently acquired ownership interest in real property and will provide the Lender with a description of such real property, the acquisition date thereof and the purchase price therefor. In addition, from time to time, each of the Borrower and each of the Subsidiaries (other than the Excluded Indian Subsidiary) will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Lender shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrower and the Subsidiaries (other than the Excluded Indian Subsidiary) (including real property and personal property acquired subsequent to the Closing Date). Such Liens will be created under the Loan Documents in form and substance satisfactory to the Lender, and the Borrower and each of the Subsidiaries (other than the Excluded Indian Subsidiary) shall deliver or cause to be delivered to the Lender all such instruments and documents (including mortgages, legal opinions, title insurance policies and lien searches) as the Lender shall reasonably request to evidence compliance with this Section 7.8.

SECTION 7.9 Obtaining of Permits, Etc. With respect to Products, each of the Borrower and each of the Subsidiaries will obtain, maintain and preserve, and take all necessary action to timely renew all Permits and accreditations which are necessary in the proper conduct of its business.

SECTION 7.10 Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc.

(a)     With respect to the Products, each of the Borrower and each of the Subsidiaries will (i) maintain in full force and effect all Regulatory Authorizations, contract rights, authorizations or other rights necessary for the operations of its business; (ii) maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Owned Intellectual Property and all Material Agreements, except in the event that the Borrower determines in its reasonable commercial judgment not to do so; (iii) notify the Lender, promptly after learning thereof, of any Infringement by any Person of any Owned Intellectual Property and aggressively pursue any such Infringement except in any specific circumstances where both (x) the Borrower or any of the Subsidiaries are able to demonstrate that it is not commercially reasonable to do so and (y) where not doing so does not materially adversely affect any Product; (iv) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for, and protect against Infringement with respect to, all Intellectual Property, including Patents, developed or controlled by the Borrower or any of the Subsidiaries; (v) notify the Lender, promptly after learning thereof, of any claim by any Person that the conduct of the Borrower’s or any of the Subsidiaries’ business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Person and use commercially reasonable efforts to resolve such claim, except where the Borrower determines in its reasonable commercial judgment not to do so; (vi) maintain an appropriate information security program with organizational, physical, administrative and technical measures consistent with generally accepted standards for the industry in which the Borrower operates to protect the operation, confidentiality, integrity, and security of all Confidential Business Information, Personal Data and IT Assets (including, for clarity, all information and transactions stored or contained therein or transmitted thereby) against unauthorized access, acquisition, interruption, alteration, modification, or use; and (vii) notify the Lender, promptly after learning thereof, of any material product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued, by the Borrower, any of the Subsidiaries or their respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item.

(b)     Each of the Borrower and its Subsidiaries will furnish to the Lender prompt written notice of the following, and, with respect to clauses (i) and (ii) below, copies of any notices from, or responses to, any Governmental Authority:

(i)     any notice that any Governmental Authority is limiting, suspending or revoking any Regulatory Authorization, changing the market classification or labeling of or otherwise materially restricting any Product of the Borrower or any of its Subsidiaries, or considering any of the foregoing;

(ii)     the Borrower or any of its Subsidiaries becoming subject to any administrative or regulatory action, or notice of violation letter, or any Product of the Borrower or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing or import alert, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention or refusal, or seizure of any Product are pending or threatened against the Borrower or any of its Subsidiaries; or

(iii)    copies of any written recommendation from any Governmental Authority or other regulatory body that the Borrower or any of its Subsidiaries, or any obligor to which the Borrower or any of its Subsidiaries provides services, should have its licensure, clearance(s), provider or supplier number, or accreditation suspended, revoked, or limited in any way, or any penalties or sanctions imposed.

(c)   Each of the Borrower and the Subsidiaries will promptly notify the Lender as soon as possible and in any event within three Business Days of introducing any Product that is subject to regulation by the FDA, or any comparable foreign Governmental Authority, as a medical device.

SECTION 7.11 Inbound Licenses. The Borrower and each of the Subsidiaries will, promptly after entering into or becoming bound by any inbound license or agreement material to any Product or to the Borrower and its Subsidiaries taken as a whole (other than over-the-counter or “open-source” software that is commercially available to the public): (i) provide written notice to the Lender of the material terms of such license or agreement with a description of its anticipated and projected impact on the Borrower’s and the Subsidiaries’ business and financial condition; and (ii) take such commercially reasonable actions as the Lender may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Lender to be granted and perfect a valid security interest in such license or agreement and to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license or agreement.

SECTION 7.12 Cash Management. The Borrower and each Guarantor will:

(a)   (i) maintain a current and complete list of all accounts (of the type initially set forth on Schedule 6.22) and (other than (x) accounts exclusively used for payroll, payroll taxes and other employee wage and benefit programs to or for the benefit of the Borrower’s or a Guarantor’s employees, which shall in no event hold in the aggregate more than the amount reasonably expected to meet such payroll expenses for the following calendar month, including bonuses and other payments to be paid within the following calendar month, and (y) all accounts of the Borrower or any Guarantor at Silicon Valley Bank and Citibank N.A. until the date such accounts are required to be closed pursuant to Section 7.15 and so long as such accounts in no event hold in aggregate more than $200,000 at any time (collectively, the “Excluded Accounts”)) promptly deliver any updates to such list to the Lender; (ii) execute and maintain an account control agreement for each such account in the United States (other than the Excluded Accounts), in form and substance reasonably acceptable to the Lender (each such account, a “Controlled Account”); and (iii) maintain each such account as a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations (and in which the Borrower and the Guarantors shall have granted a Lien to the Lender);

(b)   deposit promptly after the date of receipt thereof in accordance with prudent business practices all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts except to the extent permitted to be kept in Excluded Accounts; and

(c)    at any time after the occurrence and during the continuance of an Event of Default, at the request of the Lender, promptly cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Lender.

SECTION 7.13 Lender Calls. The chief executive officer and other members of senior management requested by the Lender shall hold a meeting with the Lender (to the extent requested by Lender) in person or by teleconference, in either case as reasonably requested by Lender, within one month after the delivery by Borrower of its financial statements pursuant to Sections 7.1(b) and (c), to, at a minimum, discuss business operations and matters referenced in the board materials previously delivered to the Lender pursuant to Section 7.1(j) and review financial statements, in each case with respect to the Borrower and its Subsidiaries.

SECTION 7.14 Product Licenses. The Borrower and each Subsidiary shall maintain each Key Permit, from, or file any notice or registration or other application in, each jurisdiction in which the Borrower or any of the Subsidiaries are required to obtain any Key Permit or Regulatory Authorization or to file any notice or registration, in order to sell or distribute the Products.

SECTION 7.15 Post-Closing Deliverables. Notwithstanding anything to the contrary herein or in the Loan Documents (it being understood that to the extent that the existence of any of the following post-closing obligations that is not overdue would otherwise cause any representation, warranty, covenant, default or event of default in this Agreement or any other Loan Document to be in breach, the Lender hereby waives such breach for the period from the Closing Date until the first date on which such condition is required to be fulfilled (giving effect to any extensions thereof) pursuant to this Section 7.15), the Borrower shall deliver or cause to be delivered the following items to the Lender no later than the dates set forth below (or such later date agreed to by the Lender in its sole discretion), and each such item shall be in form and substance reasonably satisfactory to the Lender:

(a)    no later than 60 days after the Closing Date, evidence that all accounts held by the Borrower or any of its Subsidiaries with Silicon Valley Bank and Citibank N.A. have been closed and terminated;

(b)    as soon as possible but in any event no later than three (3) Business Days after the Closing Date, evidence that each Israeli Security Document, the Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, and the applicable respective filing forms required for the filing and registration of each such security document with the Israeli Companies Registrar, Pledges Registrar or Israeli Patents Office (as applicable), were duly filed for registration with the Israeli Companies Registrar, Pledges Registrar or Israeli Patents Office (as applicable);

(c)    no later than 21 days after the Closing Date, (i) evidence that the registration of each Israeli Security Document, the Security Agreement, the Patent Security Agreement and the Trademark Security Agreement have been completed with the Israeli Companies Registrar, Pledges Registrar or Israeli Patents Office (as applicable) and (ii) the charge registration certificates or pledge registration confirmations (as applicable) and copies of extracts from a search against each of Labstyle Innovation Ltd. and Borrower at the Israeli Companies Registrar, the Pledges Registrar or Israeli Patents Office (as applicable), demonstrating to the full satisfaction of the Lender that the filing, submission and registration of such security document has been duly completed and that there is no outstanding Lien over its assets other than as permitted under this Agreement;

(d)    As soon as possible but in any event not later than 60 days from the Closing Date, an executed letter of the IIA granting its approval and consent (the “IIA Consent”) to the request submitted by Labstyle Innovation Ltd. to the IIA on May 30, 2022 to create security over its intellectual property developed with funding of the Israel Innovation Authority (“Funded IP”). The Borrower shall provide written notice to the Lender promptly upon receiving the IIA Consent. As soon as possible but in any event not later than 5 days following receipt by the Borrower of the IIA Consent (but subject to the delivery by the Lender of a signed notice of undertaking to the IIA in the form customary with the IIA), the Borrower shall cause Labstyle Innovation Ltd to create a fixed security interest over the Funded IP by entering into an amendment to the Israeli IP Fixed Charge and in connection therewith delivers to the Lender supplemental schedules to the Israeli IP Fixed Charge identifying such Funded IP as being subject to the security interests created under the Israeli IP Fixed Charge. The Borrower shall procure that promptly after the execution of such amendment to the Israeli IP Fixed Charge, Labstyle Innovation Ltd. shall make all necessary filings and registrations with any relevant registrar in order to perfect the security interest created thereunder over such Funded IP;

(e)    no later than 30 days after the Closing Date, landlord access agreements and bailee letters described in Section 5.10(d);

(f)     (i) no later than 30 days after the Closing Date, insurance endorsements from one or more insurance companies reasonably satisfactory to the Lender, evidencing property and liability coverage required to be maintained pursuant to each Loan Document, with the Lender named as loss payee or additional insured, as applicable and (ii) no later than four Business Days after the Closing Date, a certificate of insurance in compliance with clause (i) of Section 7.4 with respect to property coverage required to be maintained pursuant to each Loan Document, with the Lender named as loss payee; and

(g)    no later than and 3 Business Days after the Closing Date, evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of the Borrower and each Guarantor with Valley National Bank are Controlled Accounts.

ARTICLE VIII
NEGATIVE COVENANTS

The Borrower covenants and agrees with the Lender that until the Termination Date has occurred, the Borrower and the Subsidiaries will perform or cause to be performed the obligations set forth below.

SECTION 8.1 Business Activities. None of the Borrower or any of the Subsidiaries will engage in any business activity except those business activities engaged or proposed to be engaged in on the date of this Agreement and activities reasonably incidental thereto.

SECTION 8.2 Indebtedness. None of the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Indebtedness, other than:

(a)    Indebtedness in respect of the Obligations;

(b)    until the Closing Date, Indebtedness that is to be repaid in full as further identified in Schedule 8.2(b);

(c)    Indebtedness existing as of the Closing Date which is identified in Schedule 8.2(c), and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such amount has been reduced following the Closing Date);

(d)    unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $500,000;

(e)    Purchase Money Indebtedness and Capitalized Lease Liabilities in a principal amount not to exceed $500,000 in the aggregate outstanding at any time;

(f)     Permitted Subordinated Indebtedness;

(g)     Indebtedness of any Guarantor or the Borrower owing to the Borrower or any Guarantor; and

(h)     other Indebtedness of the Borrower and the Subsidiaries in an aggregate amount at any time outstanding not to exceed $500,000;

provided that, no Indebtedness otherwise permitted by clauses (c), (e), (f), (g) or (h) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 8.3 Liens. None of the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a)      Liens securing payment of the Obligations;

(b)      until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 8.2;

(c)      Liens existing as of the Closing Date and disclosed in Schedule 8.3(c) securing Indebtedness described in clause (c) of Section 8.2, and refinancings of such Indebtedness; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date);

(d)      Liens securing Indebtedness of the Borrower or the Subsidiaries permitted pursuant to Section 8.2(e) (provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the assets financed with such Indebtedness and (ii) such Liens do not at any time encumber any property other than the property so financed);

(e)      Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f)       Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(g)      judgment Liens in existence for less than 60 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 9.1(f);

(h)      easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(i)       Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(j)       licenses and/or sublicenses of Intellectual Property otherwise permitted under this Agreement or the other Loan Documents, and restrictions under licenses of Intellectual Property entered into in the ordinary course of business pursuant to which the Borrower or any Subsidiary is a licensee; and

(k)      banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with the Borrower’s or any Subsidiary’s deposit accounts or securities accounts held at such institutions to secure solely payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 7.12(a) hereof.

SECTION 8.4 Minimum Liquidity. The Liquidity of the Borrower shall not at any time be less than $10,000,000. The Borrower shall maintain an aggregate amount equal to the amount required under this Section 8.4, along with its other cash and Cash Equivalent Investments, in one or more Controlled Accounts as required pursuant to Section 7.12(a) hereof.

SECTION 8.5 Investments. None of the Borrower or any of the Subsidiaries will purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)      Investments existing on the Closing Date and identified in Schedule 8.5(a);

(b)      Cash Equivalent Investments;

(c)      Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)      Investments consisting of any deferred portion of the sales price received by the Borrower or any of the Subsidiaries in connection with any Disposition permitted under Section 8.8;

(e)      Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f)       Permitted Acquisitions;

(g)      Investments by the Borrower or any Guarantor in the Borrower or any Guarantor;

(h)      Investments by the Borrower or any Guarantor in the Excluded Indian Subsidiary (i) to cover ordinary, necessary, current operating expenses in the ordinary course of business not exceeding $$2,000,000 in any Fiscal Year or (ii) for other purposes so long as such other Investments do not exceed $1,000,000 outstanding at any time; and

(i)       other Investments in an amount not to exceed $500,000 over the term of this Agreement.

SECTION 8.6 Restricted Payments, Etc. None of the Borrower or any of the Subsidiaries will declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than Restricted Payments made by the Borrower or Subsidiaries to the Borrower or any Subsidiaries, except:

(a)      so long as no Default or Event of Default shall have occurred and be continuing or shall immediately be caused thereby, Borrower may make Restricted Payments in the form of purchases or redemptions of Capital Securities of the Borrower from current or former directors, officers or employees of the Borrower or its Subsidiaries, in an aggregate outstanding amount for all such Restricted Payments not to exceed $250,000.

SECTION 8.7 Consolidation, Merger; Permitted Acquisitions, Etc. None of the Borrower or any of the Subsidiaries will (a) liquidate or dissolve, consolidate with, or merge into or with, any other Person, or (b) purchase or otherwise acquire all or substantially all of the assets of any Person (or any division, business unit, product or line of business thereof), including through an exclusive lease or license, other than, in the case of clause (b), to consummate a Permitted Acquisition; provided that, in the case of clauses (a) and (b), so long as no Event of Default has occurred and is continuing (or would occur), any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any Subsidiary; and provided further, in connection with any Permitted Acquisition, the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger or consolidation with any Subsidiary shall be a direct or indirect wholly-owned Subsidiary of the Borrower and a Guarantor, (ii) subject to clause (iii) below, in the case of any such merger or consolidation to which any Guarantor is a party, the Guarantor is the surviving Person, and (iii) in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving Person.

SECTION 8.8 Permitted Dispositions. None of the Borrower or any of the Subsidiaries will Dispose of any of its assets (including accounts receivable and Capital Securities of the Borrower or any Subsidiary) to any Person in one transaction or series of transactions unless such Disposition (i) is inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business, (ii) is a license for the use of Intellectual Property of the Borrower or its Subsidiaries that is on a non-exclusive basis, or (iii) is permitted by Section 8.7.

SECTION 8.9 Modification of Certain Agreements. None of the Borrower or any of the Subsidiaries will consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in (i) any Organic Documents of the Borrower or any of the Subsidiaries, if the result would have an adverse effect on the rights or remedies of the Lender under this Agreement or any Investment Document, or (ii) any agreement governing any Permitted Subordinated Indebtedness, if the result would shorten the maturity date thereof or advance the date on which any cash payment is required to be made thereon or would otherwise change any terms thereof in a manner adverse to the Lender.

SECTION 8.10 Transactions with Affiliates. None of the Borrower or any of the Subsidiaries will enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its Affiliates, unless such arrangement, transaction or contract (A) (i) is on fair and reasonable terms no less favorable to the Borrower or any Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not one of its Affiliates and (ii) is of the kind which would be entered into by a prudent Person in its position with a Person that is not one of its Affiliates or (B) is a transaction between the Borrower and any Guarantor, or a transaction between Guarantors.

SECTION 8.11 Restrictive Agreements, Etc. None of the Borrower or any of the Subsidiaries will enter into any agreement prohibiting (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, (ii) the ability of the Borrower or any of the Guarantors to amend or otherwise modify any Investment Document, or (iii) the ability of the Borrower or any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments. The foregoing prohibitions shall not apply to restrictions contained (x) in any Investment Document, or (y) in the case of clause (i), in any agreement governing any Indebtedness permitted by clause (e) of Section 8.2 as to the assets financed with the proceeds of such Indebtedness.

SECTION 8.12 Sale and Leaseback. None of the Borrower or any of the Subsidiaries will directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

SECTION 8.13 Product Agreements. None of the Borrower or any of the Subsidiaries will enter into any amendment with respect to any existing Product Agreement or enter into any new Product Agreement that contains (a) any provision that permits any counterparty other than the Borrower or any of the Subsidiaries to terminate such Product Agreement for any reason related to a change of control of the Borrower or any of the Subsidiaries, (b) any provision which restricts or penalizes a security interest in any Product Agreement or (c) any other provision that has or is likely to adversely affect, in any material respect, the Lender’s rights hereunder.

SECTION 8.14 Change in Name, Location or Executive Office or Executive Management; Change in Fiscal Year. None of the Borrower or any of the Subsidiaries will (i) change its legal name or any trade name used to identify it in the conduct of its business or ownership of its properties, (ii) change its jurisdiction of organization or legal structure, (iii) relocate its chief executive office, principal place of business or any office in which it maintains books or records relating to its business (including the establishment of any new office or facility) without 30 days’ prior written notice to the Lender, (iv) change its federal taxpayer identification number or organizational number (or equivalent), in each case, without 30 days’ prior written notice to the Lender, (v) terminate the employment of or replace its chief executive officer or chief financial officer without written notification to the Lender within 30 days thereafter, or (vi) change its Fiscal Year or any of its Fiscal Quarters, or (vii) enter into, or permit any of its Subsidiaries to enter into, any Division/Series Transaction (it being understood that none of the provisions in this Agreement nor any other Investment Document shall be deemed to permit any Division/Series Transaction).

SECTION 8.15 Benefit Plans and Agreements. None of the Borrower or any Subsidiary will (i) become the sponsor of, incur any responsibility to contribute to or otherwise incur actual or potential liability with respect to, any Benefit Plan, (ii) allow any “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits, is sponsored by the Borrower, any Subsidiary or any of their ERISA Affiliates, and is intended to be tax qualified under section 401 of the Code to cease to be tax qualified, (iii) allow the assets of any tax qualified retirement plan to become invested in Capital Securities of the Borrower or any Subsidiary, (iv) allow any employee benefit plan, program or arrangement sponsored, maintained, contributed to or required to be contributed to by the Borrower or any Subsidiary to fail to comply in all material respects with its terms and applicable law, or (v) allow any employee benefit plan as defined in Section 3(3) of ERISA that provides medical, dental, vision, or long-term disability benefits and that is sponsored by the Borrower or any of its Subsidiaries or any of their ERISA Affiliates (or under which any of these entities has any actual or potential liability), to cease to be fully insured by a third-party insurance company. The Borrower will not enter into any employment, severance, independent contractor, or consulting agreements or grant any equity awards other than in the ordinary course of business.

SECTION 8.16 Excluded Indian Subsidiary. The Excluded Indian Subsidiary shall not (a) have any operations other than primarily research, development, quality assurance and other operations in furtherance thereof, (b) own cash and Cash Equivalent Investments in an aggregate amount in excess of $1,000,000 at any time, or (c) own any Intellectual Property. The Borrower and its Subsidiaries will not engage in any transaction that results in the Borrower directly owning any equity interests of the Excluded Indian Subsidiary.

ARTICLE IX
EVENTS OF DEFAULT

SECTION 9.1 Listing of Events of Default. Each of the following events or occurrences described in this Article IX shall constitute an “Event of Default”.

(a)     Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of (i) any principal of or interest on any Loan, or (ii) any fee described in Article III or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of two Business Days after such amount was due.

(b)     Breach of Warranty. Any representation or warranty made or deemed to be made by the Borrower or any of the Subsidiaries in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made or deemed to have been made.

(c)     Non-Performance of Certain Covenants and Obligations. The Borrower or any Subsidiary shall default in the due performance or observance of any of its obligations under Section 7.1, Section 7.7, Section 7.8, Section 7.15 or Article VIII.

(d)     Non-Performance of Other Covenants and Obligations. The Borrower or any Subsidiary shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document executed by it, and such default shall continue unremedied for period of 30 days after the earlier to occur of (i) notice thereof given to the Borrower by the Lender or (ii) the date on which the Borrower or any Subsidiary has knowledge of such default.

(e)     Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness of the Borrower or any of the Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

(f)      Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of the Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

(g)     Change in Control. Any Change in Control shall occur.

(h)     Bankruptcy, Insolvency, Etc. The Borrower or (except as permitted pursuant to Section 8.7) any of the Subsidiaries shall:

(i)     become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(ii)    apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii)    in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, the Borrower and each Subsidiary hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Investment Documents;

(iv)    permit or suffer to exist the commencement of any bankruptcy, insolvency, reorganization, debt arrangement, arrangement (including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors) or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof (each, an “Insolvency Event”), and, if any such case or proceeding is not commenced by the Borrower or any Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, the Borrower and each Subsidiary hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Investment Documents; or

(v)     take any action authorizing, or in furtherance of, any of the foregoing.

(i)    Impairment of Security, Etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or any Subsidiary party thereto in any material respect; the Borrower, any Subsidiary or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

(j)      Key Permit Events. Any Key Permit or any of the Borrower’s or any Subsidiary’s material rights or interests thereunder is terminated or amended in any manner adverse to the Borrower or any Subsidiary in any material respect.

(k)     Material Adverse Change. Any circumstance occurs that has had or could reasonably be expected to have a Material Adverse Effect.

(l)       Key Person Event. If any of the following individuals ceases to be employed full time by the Borrower and actively working in the identified position: (i) Erez Raphael, as Chief Executive Officer, (ii) Dror Bacher, as Chief Operating Office, or (iii) Richard Anderson, as President and General Manager for North America, unless, in each case, within 120 days after such individual ceases to be employed full time and actively working the Borrower hires a replacement for such individual reasonably acceptable to the Lender.

(m)    Regulatory Matters. Any of the following occurs: (i) the FDA, CMS or any other Governmental Authority (A) issues a letter or other communication asserting that any Product lacks a required Regulatory Authorization or (B) initiates enforcement action against, or issues a warning letter with respect to the Borrower or any of the Subsidiaries, or any Product or the manufacturing facilities therefor, that in the case of either clause (A) or (B) causes the Borrower or such Subsidiary to discontinue marketing of or withdraw any material Product, or causes a delay in the manufacture or offering of any material Product, which discontinuance, withdrawal or delay could reasonably be expected to last for more than six months; (ii) there occurs a recall with respect to any Product which could reasonably be expected to result in (A) aggregate liability to the Borrower and the Subsidiaries in excess of $1,000,000 (exclusive of any amounts paid or covered by insurance or indemnity as to which the insurer or indemnifying party, as applicable, has been notified of the underlying claim and has not disputed or otherwise contested in writing such insurance coverage or indemnification obligation, as applicable, and exclusive of the value of such Product) or (B) a Material Adverse Effect; or (iii) the Borrower or any of the Subsidiaries enters into a settlement agreement with the FDA, CMS or any other Governmental Authority with respect to any Product that results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of $1,000,000 (exclusive of any amounts paid or covered by insurance or indemnity as to which the insurer or indemnifying party, as applicable, has been notified of the underlying claim and has not disputed or otherwise contested in writing such insurance coverage or indemnification obligation, as applicable).

SECTION 9.2 Action if Bankruptcy. If any Event of Default described in clauses (i) through (iv) of Section 9.1(h) with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

SECTION 9.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (iv) of Section 9.1(h)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate.

ARTICLE X
MISCELLANEOUS PROVISIONS

SECTION 10.1 Waivers, Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Subsidiary therefrom, shall be effective unless in writing and signed by the Lender and by the Borrower or the applicable Subsidiary, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

No failure or delay on the part of the Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No notice to or demand on the Borrower or any of the Subsidiaries in any case shall entitle it or any of them to any notice or demand in similar or other circumstances. No waiver or approval by the Lender under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2 Notices; Time.

(a)    All notices and other communications provided under any Loan Document shall be in writing or by email and addressed, delivered or transmitted, if to the Borrower or the Lender, to the applicable Person at its address or email address set forth on Schedule 10.2 hereto, or at such other address or email address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by email, shall be deemed given upon the earlier of (i) confirmation of receipt by the recipient and (y) the opening of business on the next Business Day for the recipient. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

(b)   The Lender shall be entitled to rely and act upon any notices (including telephonic or electronic loan notices) purportedly given by or on behalf of the Borrower or any Guarantor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower and each Guarantor shall indemnify the Lender and its partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower and each Guarantor; provided that such indemnity shall not, as to any Person be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

SECTION 10.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Lender (including the reasonable fees and out-of-pocket expenses of Covington & Burling LLP, counsel to the Lender, and of local counsel, if any, who may be retained by or on behalf of the Lender) in connection with:

(a)   expenses incurred by the Lender, including all reasonable fees and time charges for attorneys who may be employees of the Lender, in the negotiation, preparation, execution and delivery of each Investment Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Investment Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b)   the filing or recording of any Loan Document (including any financing statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where financing statements (or other documents evidencing Liens in favor of the Lender) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document;

(c)   the preparation and review of the form of any document or instrument relevant to any Investment Document; and

(d)    reasonable legal diligence, consulting and other advice in connection with the Borrower, the Subsidiaries and any of their Related Parties;

provided that the aggregate amount of expenses payable by Borrower under this Section 10.3 on the Closing Date shall not exceed $300,000 unless approved by the Borrower (such approval not to be unreasonably withheld, delayed or conditioned).

The Lender shall apply the $75,000 expense deposit that the Borrower furnished to the Lender prior to the Closing Date to the fees and expenses that are payable or reimbursable in accordance with the foregoing sentence. The Borrower further agrees to pay, and to hold the Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Loans or the issuance of the Note. The Borrower also agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Lender) incurred by the Lender in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4 Indemnification.

(a)     In consideration of the execution and delivery of this Agreement by the Lender, the Borrower hereby indemnifies, agrees to defend, exonerates and holds the Lender (and any sub-agent thereof) and each of its partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, claims and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and professionals’ fees and disbursements, whether incurred in connection with actions between the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), including, without limitation, Indemnified Liabilities arising out of or relating to (i) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Lender pursuant to Article V not to fund any Loan), and (ii) any Environmental Liability. If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. This Section 10.4 shall not apply with respect to (i) Taxes other than any Taxes that represent losses, claims and damages arising from any non-Tax claim (ii) or any actions or omissions of gross negligence or willful misconduct of any Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Investment Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. Absent gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), no Indemnified Party referred to in Section 10.4(a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Investment Documents or the transactions contemplated hereby or thereby.

SECTION 10.5 Survival. The obligations of the Borrower under Section 4.1, Section 4.2, Section 4.3, Section 10.3 and Section 10.4, shall in each case survive any assignment by the Lender and the occurrence of the Termination Date. The agreements in this Section 10.5 shall survive any assignment by the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. All representations and warranties made by the Borrower or any Subsidiary hereunder and in each other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith, shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8 Execution in Counterparts, Effectiveness, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and the Lender, shall have been received by the Lender. Delivery of an executed counterpart of a signature page to this Agreement by email (e.g., “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.9 Governing Law; Entire Agreement. EACH LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, the Borrower may not assign or transfer its rights or obligations hereunder without the consent of the Lender.

SECTION 10.11 Other Transactions. Nothing contained herein shall preclude the Lender or any of its Affiliates, from engaging in any transaction, in addition to those contemplated by the Investment Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.12 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.13 Waiver of Jury Trial. THE LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THE LOAN DOCUMENTS.

SECTION 10.14 Confidential Information. Subject to the provisions of Section 10.15, at all times prior to the Termination Date, the Receiving Party shall keep confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, advisors or consultants who have a need to know such information to assist such Party in the performance of such Party’s obligations or in the exercise of such Party’s rights hereunder and who are subject to reasonable obligations of confidentiality (collectively, “Recipients”). Notwithstanding anything to the contrary set forth herein, (a) the Lender may disclose this Agreement and the terms and conditions hereof and any information related hereto, to (i) its Affiliates, (ii) potential and actual assignees of any of the Lender’s rights hereunder and (iii) potential and actual investors in, or lenders to, the Lender (including, in each of the foregoing cases, such Person’s employees, advisors or consultants); provided that in each case, unless an Event of Default has occurred and is continuing, each such Recipient shall be subject to reasonable obligations of confidentiality; and (b) upon receiving consent from the Lender, which consent shall not be unreasonably withheld, delayed or conditioned, the Borrower may disclose this Agreement and the terms and conditions hereof and information related hereto, to potential or actual permitted acquirers or assignees, collaborators and other (sub)licensees, permitted subcontractors, investment bankers, investors, lenders (including, in each of the foregoing cases, such Person’s employees, advisors or consultants who have a need to receive and review such information); provided that in each case, each such Recipient shall be subject to reasonable obligations of confidentiality. In addition to the foregoing, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in order to comply with applicable Laws (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, provided that the Receiving Party (x) will only disclose those portions of the Confidential Information that are necessary or required to be so disclosed, and (y) to the extent legally permissible, will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed.

SECTION 10.15 Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a)    that is or hereafter becomes part of the public domain (other than as a result of a disclosure by the Receiving Party or its Recipients in violation of this Agreement);

(b)    that is received from a Third Party without restriction on disclosure and without, to the knowledge of the Receiving Party, breach of any agreement between such Third Party and the Disclosing Party;

(c)     that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on disclosure prior to its receipt from the Disclosing Party;

(d)    that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(e)     that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without use of or reference to the Confidential Information.

SECTION 10.16 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any Guarantor is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its sole discretion) to be repaid to a trustee, receiver, receiver, manager, monitor or any other party, in connection with any proceeding under any Debtor Relief Law, any proceedings arising out of or in connection with an Insolvency Event or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute”, “execution”, “signed”, “signature” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.18 Release Upon Termination. Upon the occurrence of the Termination Date, at the written direction of the Borrower, the Lender shall, at the sole cost and expense of the Borrower, release its Liens in the Collateral (and enter into any documentation necessary to effect such release as may be reasonably requested by the Borrower), authorize the Borrower or its designee to file UCC-3 termination statements with respect thereto and all rights therein shall revert to the Borrower and the Guarantors, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

DARIOHEALTH CORP., as the Borrower

By:	/s/ Erez Raphael
Name: Erez Raphael
Title: Chief Executive Officer

Signature Page to Credit Agreement

ORBIMED ROYALTY & CREDIT OPPORTUNITIES III, LP, as the Lender

By:	OrbiMed ROF III LLC, its General Partner

By:	OrbiMed Advisors LLC,
its Managing Member

By:	/s/ Matthew Rizzo
Name: Matthew Rizzo
Title: Member

Signature Page to Credit Agreement